                                                                     EXHIBIT 2.1
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                            ASSET PURCHASE AGREEMENT

                                  by and among

                             EQUITY MARKETING, INC.,
                             a Delaware corporation

                                   as "Parent"

                            JOHNSON GROSSFIELD, INC.,
                             a Delaware corporation

                                 as "Acquiror",

                            JOHNSON GROSSFIELD, INC.,
                             a Minnesota corporation

                                as "Seller", and

                                 MARC GROSSFIELD

                                       and

                                  THOM JOHNSON

                                as "Shareholders"

                             Dated: January 16, 2004

================================================================================
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                                TABLE OF CONTENTS

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ARTICLE I. DEFINITIONS..........................................................................    1

         1.1.       Defined Terms...............................................................    1
         1.2.       Other Defined Terms.........................................................   12

ARTICLE II. PURCHASE AND SALE OF ASSETS; PURCHASE PRICE.........................................   13

         2.1.       Transfer of Assets..........................................................   13
         2.2.       Assumption of Liabilities...................................................   13
         2.3.       Nonassumption of Liabilities................................................   14
         2.4.       Purchase Price..............................................................   14
         2.5.       Pre-Closing Balance Sheet...................................................   15
         2.6.       Post-Closing Adjustment.....................................................   15
         2.7.       Earnout.....................................................................   16
         2.8.       Transfer Taxes..............................................................   20

ARTICLE III. CLOSING............................................................................   20

         3.1.       Closing.....................................................................   20
         3.2.       Deliveries at Closing.......................................................   21
         3.3.       Other Closing Transactions..................................................   22
         3.4.       Other Deliveries............................................................   22

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES................................   23

         4.1.       Organization of Seller......................................................   23
         4.2.       Subsidiaries................................................................   23
         4.3.       Authorization...............................................................   23
         4.4.       Consents and Approvals......................................................   24
         4.5.       Absence of Certain Changes or Events........................................   24
         4.6.       Facilities..................................................................   25
         4.7.       Assets......................................................................   26
         4.8.       Contracts and Commitments...................................................   26
         4.9.       Permits.....................................................................   29
         4.10.      No Conflict or Violation....................................................   29
         4.11.      Financial Statements........................................................   29
         4.12.      Undisclosed Liabilities.....................................................   30
         4.13.      Books and Records...........................................................   30
         4.14.      Litigation..................................................................   30
         4.15.      Labor Matters...............................................................   30
         4.16.      Compliance with Law.........................................................   31
         4.17.      No Brokers..................................................................   31
         4.18.      No Other Agreements to Sell the Assets or Capital Stock of Seller...........   31
         4.19.      Intellectual Property.......................................................   32
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
         4.20.      Employee Matters............................................................   33
         4.21.      Transactions with Certain Persons...........................................   35
         4.22.      Certain Payments............................................................   35
         4.23.      Tax Matters.................................................................   36
         4.24.      Insurance...................................................................   36
         4.25.      Accounts Receivable.........................................................   37
         4.26.      Other Current Assets........................................................   37
         4.27.      Customers and Suppliers.....................................................   38
         4.28.      Compliance with Environmental Laws..........................................   38
         4.29.      Billings....................................................................   38
         4.30.      Banking Relationships.......................................................   39
         4.31.      Investment Intent...........................................................   39

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR PARTIES...............................   40

         5.1.       Organization of the Acquiror Parties........................................   40
         5.2.       Authorization...............................................................   40
         5.3.       No Conflict or Violation....................................................   41
         5.4.       SEC Filings.................................................................   41

ARTICLE VI. COVENANTS OF THE SELLER PARTIES AND THE ACQUIROR PARTIES............................   42

         6.1.       Confidentiality and Non-Competition.........................................   42
         6.2.       Further Assurances..........................................................   44
         6.3.       No Solicitation.............................................................   44
         6.4.       Notification of Certain Matters.............................................   45
         6.5.       Investigation by the Acquiror Parties.......................................   45
         6.6.       Conduct of Business.........................................................   45
         6.7.       Employee Matters............................................................   46
         6.8.       Corporate Name of Seller....................................................   46
         6.9.       Interim Services and Facilities Agreement...................................   47
         6.10.      Additional Holdback Escrow..................................................   47

ARTICLE VII. CONSENTS TO ASSIGNMENT.............................................................   47

         7.1.       Consents to Assignment......................................................   47

ARTICLE VIII. CONDITIONS TO THE SELLER pARTIES' OBLIGATIONS.....................................   48

         8.1.       Representations, Warranties and Covenants...................................   48
         8.2.       No Actions or Court Orders..................................................   48
         8.3.       Authorization...............................................................   48
         8.4.       Ancillary Agreements........................................................   48
         8.5.       Other Deliveries............................................................   48

ARTICLE IX. CONDITIONS TO THE ACQUIROR PARTIES' OBLIGATIONS.....................................   48

         9.1.       Representations, Warranties and Covenants...................................   49

                                       ii

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
         9.2.       Consents; Regulatory Compliance and Approvals...............................   49
         9.3.       No Actions or Court Orders..................................................   49
         9.4.       Material Changes............................................................   49
         9.5.       Other Deliveries............................................................   49

ARTICLE X. ACTIONS BY THE SELLER PARTIES AND THE ACQUIROR PARTIES AFTER THE CLOSING.............   49

         10.1.      Books and Records; Tax Matters..............................................   49
         10.2.      Survival of Representations, Etc.  .........................................   50
         10.3.      Indemnification.............................................................   50
         10.4.      Escrow......................................................................   53
         10.5.      Bulk Sales..................................................................   53
         10.6.      Taxes.......................................................................   53
         10.7.      Insurance...................................................................   54
         10.8.      Exclusive Remedy............................................................   54
         10.9.      Right of Offset.............................................................   54

ARTICLE XI. TERMINATION.........................................................................   54

         11.1.      Termination.................................................................   54
         11.2.      Procedure and Effect of Termination.........................................   55

ARTICLE XII. MISCELLANEOUS......................................................................   55

         12.1.      Assignment..................................................................   55
         12.2.      Notices.....................................................................   55
         12.3.      Choice of Law...............................................................   56
         12.4.      Entire Agreement; Amendments and Waivers....................................   56
         12.5.      Counterparts................................................................   57
         12.6.      Expenses....................................................................   57
         12.7.      Severability................................................................   57
         12.8.      Headings....................................................................   57
         12.9.      Publicity...................................................................   57
         12.10.     Cumulative Remedies.........................................................   57
         12.11.     No Third-Party Beneficiaries................................................   57
         12.12.     Arbitration; Process........................................................   57
         12.13.     WAIVER OF JURY TRIAL........................................................   58

                                LIST OF EXHIBITS

         Exhibit A--List of Excluded Claims, Causes of Action and Other Rights Exhibit B--Assignment and Assumption of Contract Rights
         Exhibit C--Assignment of Intellectual Property
         Exhibit D--Bill of Sale
         Exhibit E--Escrow Indemnification Agreement
         Exhibit F--List of Excluded Assets
         Exhibit G--Interim Services and Facilities Agreement

                                       iii

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         Exhibit H--Registration Rights Agreement
         Exhibit I--Opinion of Seller's Counsel
         Exhibit J--General Release
         Exhibit K--Employment Agreement

                                LIST OF SCHEDULES

         Schedule 2.7--Inter-Division Commissions
         Schedule 4.1--Foreign Qualifications
         Schedule 4.2--Subsidiaries
         Schedule 4.4--Consents and Approvals
         Schedule 4.5--Absence of Certain Changes or Events
         Schedule 4.7--Assets
         Schedule 4.8--Contracts and Commitments
         Schedule 4.9--Permits
         Schedule 4.10--Conflict or Violations
         Schedule 4.11--Financial Statements
         Schedule 4.12--Undisclosed Liabilities
         Schedule 4.14--Litigation
         Schedule 4.15(b)--Employment Losses
         Schedule 4.17--Brokers
         Schedule 4.19(a)--Patents, Trademarks and Copyrights
         Schedule 4.19(b)--License, Sublicense and Royalty Agreements
         Schedule 4.20--Seller Employee Plans
         Schedule 4.21--Transactions with Certain Persons
         Schedule 4.23(c)--Tax Deficiencies
         Schedule 4.24--Insurance
         Schedule 4.26--Other Current Assets
         Schedule 4.27--Customers and Suppliers
         Schedule 4.28--Environmental
         Schedule 4.29--Billings
         Schedule 4.30--Banking Relationships

                            ASSET PURCHASE AGREEMENT

                  This ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of January 16, 2004 (the "Execution Date"), is entered into by and among EQUITY MARKETING, INC., a Delaware corporation ("Parent"), JOHNSON GROSSFIELD, INC., a Delaware corporation wholly owned by Parent (individually "Acquiror" and together with Parent, collectively, the "Acquiror Parties"), JOHNSON GROSSFIELD, INC., a Minnesota corporation ("Seller"), MARC GROSSFIELD, an individual resident of Minnesota ("Grossfield"), and THOM JOHNSON, an individual resident of Minnesota (individually "Johnson" and together with Grossfield, collectively, "Shareholders"). The Shareholders and Seller are sometimes collectively referred to herein as the "Seller Parties".

                                    RECITALS

                  WHEREAS, Seller wishes to sell to Acquiror, and Acquiror wishes to purchase from Seller, the Assets (as defined below) at the price and under the specified terms and conditions as set forth herein;

                  WHEREAS, as all of the shareholders of Seller, the Shareholders will benefit from the sale of the Assets to Acquiror.

                                    AGREEMENT

                  NOW THEREFORE, in consideration of the respective covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I.

                                   DEFINITIONS

         1.1. Defined Terms. As used herein, the terms below shall have the following meanings. Any such term, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

                  "Accounts Receivable" shall mean all accounts and notes receivable (whether current or noncurrent) of Seller pertaining to the Business, including trade accounts receivable (including accounts receivable for any products shipped prior to the Closing Date but not invoiced) outstanding as of the Closing Date, and any other rights of Seller to receive payments pertaining to the Business as of the Closing Date in respect of goods shipped, products sold or services rendered prior to the Closing Date.

                  "Action" shall mean any action, complaint claim, suit, litigation, proceeding, labor dispute, arbitral action, governmental audit, inquiry, criminal prosecution, civil or criminal investigation or unfair labor practice charge or complaint.

                  "Affiliate" shall mean, when used with reference to any specified Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such specified Person. For the purposes of this definition, "control," when used with respect to any specified Person, means the power to direct or cause the direction of management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing.

                  "Allocations" shall mean Corporate Services Allocation, Operations and Sourcing Fee, and Rent and Facilities Cost Allocation, collectively.

                  "Assets" shall mean all of the right, title and interest of Seller in and to the business, properties, assets and rights of any kind, whether tangible or intangible, real or personal and constituting, or used in connection with, or related to, the Business, including, without limitation, all of Seller's right, title and interest in the following:

                  (a) all Accounts Receivable (whether current or noncurrent);

                  (b)      all Contract Rights, to the extent transferable;

                  (c)      all Personal Property Leases;

                  (d)      all Personal Property Leasehold Estates;

                  (e)      all Fixtures and Equipment;

                  (f)      all Inventory;

                  (g)      all Books and Records;

                  (h) all Intellectual Property of Seller pertaining to the Business;

                  (i)      all Permits;

                  (j) all available supplies, sales literature, promotional literature, customer, supplier and distributor lists, art work, display units, telephone and fax numbers and purchasing records related to the Business;

                  (k) all rights under or pursuant to all warranties, representations and guarantees made by suppliers in connection with the Assets or services furnished to Seller pertaining to the Business or affecting the Assets, to the extent such warranties, representations and guarantees are assignable;

                  (l) all refunds, deposits, prepayments and prepaid expenses of Seller pertaining to the Business; and

                  (m) all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind, against any person or entity pertaining to the Business, including without limitation any liens, security interests, pledges or other rights to payment or to enforce payment in connection with products delivered by Seller on or prior to the Closing Date other than those set forth on Exhibit A attached hereto;

but excluding therefrom (in each case) the Excluded Assets.

                  "Assignment and Assumption of Contract Rights" shall mean the Assignment and Assumption of Contract Rights, substantially in the form attached hereto as Exhibit B to be entered into at the Closing by and between Seller and Acquiror.

                  "Assignment of Intellectual Property" shall mean the Assignment of Intellectual Property Rights, substantially in the form attached hereto as Exhibit C, to be executed at the Closing by Seller in favor of Acquiror.

                  "Balance Sheet" shall mean the reviewed balance sheet of Seller at December 31, 2002, together with the notes thereto.

                  "Balance Sheet Date" shall mean December 31, 2002.

                  "Balance Sheet Liabilities" shall mean the Assumed Liabilities to be set forth on the Pre-Closing Balance Sheet and the Closing Balance Sheet.

                  "Base EBITDA" shall mean One Million One Hundred Sixty-One Thousand Dollars ($1,161,000).

                  "Benefit Arrangement" shall mean any employment, consulting, severance or other similar contract, arrangement or policy and each plan, arrangement (written or oral), program, agreement or commitment providing for insurance coverage (including, without limitation, any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health, disability or accident benefits (including, without limitation, any "voluntary employees' beneficiary association" as defined in Section 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, profit-sharing bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits which is not a Welfare Plan, Pension Plan or Multiemployer Plan.

                  "Bill of Sale" shall mean the Bill of Sale, substantially in the form attached hereto as Exhibit D, to be executed at the Closing by Seller in favor of Acquiror.

                  "Books and Records" shall mean all business records, tangible data, documents, management information systems (including related computer software), files, customer lists, supplier lists, blueprints, specifications, designs, drawings, plans, operation or maintenance manuals, bids, personnel records, invoices, sales literature, all Tax Returns and all worksheets, notes, files or documents related thereto, and all other books and records maintained by Seller pertaining to the Business.

                  "Business" shall mean any business of Seller, including without limitation, Seller's business activities related to premium fulfillment and program management and custom design and manufacturing of promotional toys, premiums and other items, but excluding Seller's media planning and media buying business (the "Cable Media Division") or Seller's strategic planning and creative promotion business (the "Strategic and Creative Division").

                  "Business Day" shall mean a day other than Saturday, Sunday or any day on which banks located in the State of California are authorized or obligated to close.

                  "Closing Net Working Capital" shall mean Current Assets minus Balance Sheet Liabilities, in each case, as of the Closing Date.

                  "Code" shall mean the Internal Revenue Code of 1986, as amended.

                  "Contract" shall mean any agreement, contract, note, loan, evidence of indebtedness, purchase order, letter of credit, indenture, security or pledge agreement, franchise agreement, undertaking, practice, covenant not to compete, employment agreement, license, instrument, obligation or commitment to which Seller is a party or is bound, whether oral or written, related to the Business but excluding all Personal Property Leases and Facility Leases.

                  "Contract Rights" shall mean all of Seller's rights and obligations under the Contracts and Personal Property Leases identified on
Schedule 4.8 as "Assumed Contracts" or "Assumed Leases" and under any Contracts or Personal Property Leases not so listed which Acquiror, in its sole discretion, elects to accept and assume.

                  "Corporate Services Allocation" shall mean a cost allocation for the value of the financial, legal and other services provided at the corporate headquarters (i.e. Parent) level to the Business. The Corporate Services Allocation shall consist of (i) the actual direct costs incurred at the corporate headquarters level on behalf of the Business (e.g., dedicated finance personnel, outside counsel fees, regulatory filing fees, and other direct costs mutually agreed by Grossfield and Parent) and (ii) an allocation of indirect costs for the value of services provided at the corporate headquarters level equal to one percent (1%) of the net sales of the Business in excess of 2003 net sales (calculated in accordance with GAAP consistently applied) plus $2,000,000. (For example, if net sales of the Business in 2003 are $16,000,000 and net sales in 2004 are $19,000,000, the Corporate Services Allocation for 2004 would be direct costs plus $10,000.)

                  "Court Order" shall mean any judgment, decision, consent decree, injunction, ruling or order of any federal, state or local court or governmental agency, department or authority that is binding on any person or its property under applicable law.

                  "Current Assets" shall mean the current assets (excluding intercompany receivables of Seller or the Business) of the Business (to the extent included in the Assets) determined in accordance with GAAP.

                  "Current Liabilities" shall mean the current liabilities of the Business incurred in the ordinary course of business determined in accordance with GAAP and excluding any (i) liabilities (including accrued liabilities) for Taxes of the Seller Parties, (ii) liabilities to the Shareholders, including any liabilities that may arise as a result of the consummation of the transactions contemplated by this Agreement, (iii) liabilities to any Person that may arise as a result of the consummation of the transactions contemplated by this Agreement, (iv) severance liabilities, (v) indebtedness for borrowed money, and (vi) Excluded Liabilities.

                  "Default" shall mean (a) a breach of or default under any Contract or Lease, (b) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a breach of or default under any Contract or Lease, or (c) the occurrence of an event that with or without the passage of time or the giving of notice or both would give rise to a right of termination, renegotiation or acceleration under any Contract or Lease.

                  "Disclosure Schedule" shall mean a schedule executed and delivered by the Seller Parties to Acquiror as of the date hereof which sets forth the exceptions to the representations and warranties contained in Article IV hereof and certain other information called for by this Agreement. Unless otherwise specified, each reference in this Agreement to any numbered schedule is a reference to that numbered schedule which is included in the Disclosure Schedule.

                  "EBITDA" shall mean (a) with respect to the year 2004, the actual earnings before interest, taxes, depreciation and amortization of the Business for the period from the Closing Date until December 31, 2004, derived from financial statements prepared in accordance with GAAP, plus the 2004 Pro Forma Adjustment, less Allocations and plus Inter-Division Commissions, or (b) with respect to the years 2005, 2006, 2007 and 2008,the actual earnings before interest, taxes, depreciation and amortization of the Business, derived from financial statements prepared in accordance with GAAP, less Allocations and plus Inter-Division Commissions.

                  "EBITDA Threshold" shall mean One Million Four Hundred Eleven Thousand Dollars ($1,411,000).

                  "Employee Plans" shall mean all Benefit Arrangements, Multiemployer Plans, Pension Plans and Welfare Plans which are, or within the past six years were, sponsored, maintained, contributed to or required to be contributed to by Seller or any of its ERISA Affiliates or under which Seller or any of its ERISA Affiliates may incur any liability.

                  "Encumbrance" shall mean any claim (as defined in Section 101(5) of the Bankruptcy Code), lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, right-of-way, encroachment, building or use restriction, conditional sales agreement, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

                  "Environmental Laws" shall mean all applicable federal, state, or local laws, statutes, or regulations, which regulate or relate to the protection or clean up of the environment; the use, treatment, storage, transportation, handling, disposal or release of hazardous substances, or the health and safety of persons or property.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                  "ERISA Affiliate" shall mean, with respect to any Person, any entity which is (or at any relevant time was) a member of a "controlled group of corporations" with, under "common control" with, or a member of an "affiliated service group" with, such Person as defined in Section 414(b), (c), (m) or (o) of the Code, but only with respect to such time that such entity was an ERISA Affiliate.

                  "Escrow Agent" shall mean a bank or other institution reasonably acceptable to Acquiror and Seller to be designated by Acquiror and Seller prior to the Closing.

                  "Escrow Indemnification Agreement" shall mean that certain Escrow Indemnification Agreement, to be entered into at the Closing pursuant to
Section 10.4 hereof, by and among the Acquiror Parties, the Seller Parties and the Escrow Agent, substantially in the form attached hereto as Exhibit E.

                  "Estimated Closing Net Working Capital" shall mean Current Assets minus Balance Sheet Liabilities, in each case as set forth on the Pre-Closing Balance Sheet.

                  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

                  "Excluded Assets" shall mean the following assets of Seller which are not to be acquired by Acquiror hereunder:

                  (a)      all cash and cash equivalents;

                  (b)      all Permits, to the extent not transferable;

                  (c) all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind against any Person arising out of or relating to the Assets to the extent related to the Excluded Liabilities;

                  (d) all obligations of the Shareholders or their Affiliates to Seller; and

                  (e)      such assets set forth on Exhibit F attached hereto.

                  "Excluded Liabilities" shall mean any and all Liabilities of any of the Seller Parties (including any Liability to or in respect of any employee or former employee of Seller or its ERISA Affiliates, including, without limitation any Liability under any employment agreement that is not an Assumed Contract, whether or not written, between Seller and any person, and any Liability under or with respect to any Employee Plan), other than the Assumed Liabilities; including, without limitation, all liabilities and obligations pertaining to the Cable Media Division or the Strategic and Creative Division, all noncurrent Liabilities of Seller, all Facility Leases of Seller, all obligations of the Seller to the Shareholders or their Affiliates and all intercompany payables of Seller.

                  "Execution Date Value" shall mean the average closing price per share of the Parent's Common Stock on the Nasdaq National Market over the thirty (30) day period preceding the Execution Date.

                  "Facilities" shall mean all plants, offices, manufacturing facilities, stores, warehouses, improvements, administration buildings, and all real property and related facilities of Seller.

                  "Facility Leases" shall mean all of the leases of Facilities listed on Schedule 4.8(a)(xiii).

                  "Financial Statements" shall mean the Twelve-Month Financial Statements and the Interim Financial Statements.

                  "Fixtures and Equipment" shall mean all of the furniture, fixtures, furnishings, machinery, automobiles, trucks, spare parts, supplies, equipment, tooling, molds, patterns, dies and other tangible personal property owned by Seller which are used in connection with or related to the Business, wherever located and including any such Fixtures and Equipment in the possession of any of Seller's suppliers, including all warranty rights with respect thereto.

                  "GAAP" shall mean generally accepted accounting principles in the United States.

                  "Insurance Policies" shall mean the insurance policies of Seller listed on Schedule 4.24.

                  "Intellectual Property" shall mean any and all rights in or affecting intellectual or industrial property or other proprietary rights, existing now or in the future in the United States or anywhere in the universe. Intellectual Property includes, without limitation, any and all rights in, to, or subsisting in the following:

                  (a) all issued patents, reissued or reexamined patents, revivals of patents, divisions, continuations and continuations-in-part of patents, all renewals and extensions thereof utility models, and certificates of invention, regardless of country or formal name;

                  (b) all published or unpublished nonprovisional and provisional patent applications, including the right to file other or further applications, reexamination proceedings, invention disclosures and records of invention;

                  (c) all copyrights, copyrightable works, semiconductor topography and mask work rights, including, without limitation, all rights of authorship, use, publication, reproduction, distribution, performance, transformation, moral rights and ownership of copyrightable works, semiconductor topography works and mask works, the right to create derivative works, and all applications for registration, registrations, renewals and extensions of registrations, together with all other interests accruing by reason of international copyright, semiconductor topography and mask work conventions;

                  (d) all trademarks, service marks, logos, trade names, domain names, 1-800, 1-888, 1-877 and other "vanity" telephone numbers, together with the goodwill of the business associated therewith, all applications for registration and registrations thereof, renewals thereof, the right to bring opposition and cancellation proceedings and any and all rights under the laws of trade dress;

                  (e) all proprietary information and materials, whether or not patentable or copyrightable, and whether or not reduced to practice, including without limitation all technology, ideas, research and development, inventions, designs, manufacturing and operating specifications and processes, know-how, formulae, customer and supplier lists, shop rights, designs, drawings, patterns, trade secrets and technical data, computer programs, and all hardware, software and processes; and

                  (f) all other intangible assets, properties and rights (whether or not appropriate steps have been taken to protect, under applicable law, such other intangible assets, properties or rights) including, without limitation, all claims, causes of action and rights to sue for past, present and future infringement or unconsented use of any of the Intellectual Property, the right to file applications and obtain registrations, and all rights arising therefrom and pertaining thereto and all products, proceeds and revenues arising from or relating to any and all of the foregoing.

                  "Inter-Division Commissions" shall have the meaning set forth on Schedule 2.7.

                  "Interim Balance Sheet" shall mean the reviewed balance sheet of the Business dated the Interim Balance Sheet Date.

                  "Interim Balance Sheet Date" shall mean August 31, 2003.

                  "Interim Financial Statements" shall mean the Interim Balance Sheet and the reviewed statements of operations, changes in stockholders' equity and cash flow of the Business for the eight month period ended on the Interim Balance Sheet Date.

                  "Interim Services and Facilities Agreement" shall mean the Interim Facilities and Services Agreement, substantially in the form attached hereto as Exhibit G to be entered into at the Closing by and between Seller and Acquiror.

                  "Inventory" shall mean all of Seller's inventory held for resale pertaining to the Business and all of Seller's raw materials, unbilled receivables, deferred costs, work in process, finished products, wrapping, supply and packaging items and similar items pertaining to the Business, in each case, wherever the same may be located.

                  "IRS" shall mean the Internal Revenue Service.

                  "Leasehold Improvements" shall mean all leasehold improvements situated in or on the Leased Real Property and owned by Seller.

                  "Leased Real Property" shall mean all leased property described in the Facility Leases.

                  "Liabilities" shall mean any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, whether accrued, absolute, contingent, matured, unmatured or other, and shall include all reserves.

                  "Material Adverse Effect" or "Material Adverse Change" shall mean any significant adverse effect or change in the condition (financial or other), business, results of operations, prospects, assets, Liabilities or operations of the Business, taken as a whole, or on the ability of the Seller or the Shareholders to consummate the transactions contemplated hereby, or any event or condition which would, with the passage of time, constitute a "Material Adverse Effect" or "Material Adverse Change"; provided, however, that changes or events (a) resulting from the entry into this Agreement or the public announcement thereof, (b) resulting from conditions specifically affecting the premium fulfillment, program management and custom design and manufacturing of promotional toys and premiums businesses (excluding any such conditions that result in material adverse changes or developments in United States financial markets (including as a result of the occurrence of any outbreak or escalation of national or international hostilities, acts of terrorism involving the United States or declaration of a national emergency or war by the United States), the material effect of which does not dissipate within ten (10) Business Days), (c) the Acquiror Parties have Knowledge of, or (d) are described on Seller's disclosure schedule attached hereto shall not constitute a "Material Adverse Effect" or a "Material Adverse Change" hereunder.

                  "Multiemployer Plan" shall mean any "multiemployer plan," as defined in Section 3(37) or 4001(a)(3) of ERISA.

                  "Operations and Sourcing Fee" shall mean a cost allocation for the value of operations and sourcing services provided by an Affiliate to the Business. The Operations and Sourcing Fee shall consist of (i) the actual direct costs incurred at the Affiliate on behalf of the Business (e.g., dedicated sourcing personnel in Hong Kong, outside , and other direct costs mutually agreed by Grossfield and Parent) and (ii) an allocation of indirect costs for the value of services provided at the Affiliate level equal to one percent (1%) of the net sales of the Business in excess of 2003 net sales (calculated in accordance with GAAP consistently applied) plus $2,000,000. (For example, if net sales of the Business in 2003 are $16,000,000 and net sales in 2004 are $19,000,000, the Operations and Sourcing Fee for 2004 would be direct costs plus $10,000.)

                  "ordinary course of business" or "ordinary course" or any similar phrase shall mean the ordinary course of the Business and consistent with Seller's past practice.

                  "Organizational Documents" shall mean (a) the articles or certificate of incorporation, all certificates of determination and designation, and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate or articles of limited partnership of a limited partnership;
(d) the operating agreement, limited liability company agreement and the certificate or articles of organization or formation of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation or organization of any other Person; and (f) any amendment to any of the foregoing.

                  "Owned Real Property" shall mean all real property owned in fee by Seller, including, without limitation, all rights, easements and privileges appertaining or relating thereto, all buildings, fixtures, and improvements located thereon and all Facilities thereon, if any.

                  "Parent's Common Stock" shall mean the common stock, $.001 par value, of Equity Marketing, Inc.

                  "" shall mean the Pension Benefit Guaranty Corporation.

                  "Pension Plan" shall mean any "employee pension benefit plan" as defined in Section 3(2) of ERISA (other than a Multiemployer Plan).

                  "Permits" shall mean all material licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any governmental authority, whether foreign, federal, state or local, or any other person, necessary or desirable for the past, present or anticipated conduct of, or relating to the operation of the Business by Seller.

                  "Permitted Encumbrances" shall mean the Encumbrances set forth in Schedule 4.7.

                  "Person" shall mean any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or governmental body.

                  "Personal Property Leasehold Estates" shall mean all of Seller's rights and obligations as lessee under the Personal Property Leases.

                  "Personal Property Leases" shall mean all of the existing leases with respect to the personal property of Seller listed on Schedule 4.8(a)(xiv) and leases with respect to the personal property of Seller which are not required to be listed on Schedule 4.8(a)(xiv).

                  "Registration Rights Agreement" shall mean the Registration Rights Agreement in substantially the form attached hereto as Exhibit H to be entered into at the Closing by and between the Seller and Parent.

                  "Regulations" shall mean any laws, statutes, ordinances, regulations, rules, notice requirements, court decisions, agency guidelines, principles of law and orders of any foreign, federal, state or local government and any other governmental department or agency, including, without limitation, Environmental Laws, energy, motor vehicle safety, public utility, zoning, building and health codes, occupational safety and health and laws respecting employment practices, employee documentation, terms and conditions of employment and wages and hours.

                  "Rent and Facilities Cost Allocation" shall mean a cost allocation for the fair value of corporate facilities occupied or used by the Business (e.g., dedicated use of a corporate warehouse facility).

                  "Representative" shall mean any officer, director, principal, attorney, agent, employee or other representative.

                  "Seller Employee Plan" shall mean any Employee Plan in which any employee, former employee, director, or former director of Seller or its subsidiaries participates, has participated, or is eligible to participate on the Closing Date.

                  "Seller Parties' Knowledge" or "Knowledge of the Seller Parties" or "Seller's Knowledge" shall mean the Knowledge of any of Seller, Grossfield or Johnson, in each case, following due inquiry, including due inquiry of Michael Jacobson. "Knowledge" shall mean (a) in the case of a natural Person, the actual knowledge of such Person or what such Person reasonably should have known if such Person used due care in the performance of his or her duties or could be expected to discover or otherwise become aware of in the course of conducting a reasonably comprehensive investigation regarding the accuracy of any representation or warranty contained in this Agreement, and (b) in the case of any other Person, the actual knowledge after reasonable inquiry, or what should have been known if due care were used, by the officers, managers, general partner or other natural Person fulfilling similar duties on behalf of or with respect to such Person.

                  "Subsidiary" shall mean (a) any corporation in an unbroken chain of corporations beginning with Seller if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain, (b) any partnership in which Seller is a general partner, or (c) any partnership in which Seller possesses a fifty percent (50%) or greater interest in the total capital or total income of such partnership.

                  "Tax" shall mean (a) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, registration, recording, documentary, conveyancing, gains, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority responsible for the imposition of any such tax (United States or foreign), (b) liability for the payment of any amount described in clause (a) as a result of being or having been a member of an affiliated, consolidated, combined or unitary group, and (c) liability for the payment of any amounts of the type described in clause (a) as a result of being party to any agreement or any express or implied obligation to indemnify any other Person.

                  "Taxpayer" shall mean (a) the Shareholders, (b) Seller and (c) each member of any group with respect to which the Shareholders or Seller files or has filed a consolidated, combined or unitary Tax Return.

                  "Tax Return" shall mean a report, return or other information required to be supplied to a governmental agency with respect to Taxes, including, where permitted or required, combined or consolidated returns for any group of entities that includes Seller.

                  "Twelve-Month Financial Statements" shall mean the reviewed balance sheet and the reviewed statements of operations, changes in stockholders' equity and cash flow of Seller for the twelve month period ended on the Balance Sheet Date.

                   "Welfare Plan" shall mean any "employee welfare benefit plan" as defined in Section 3(1) of ERISA.

                  "2004 Pro Forma Adjustment" shall mean the actual earnings before interest, taxes, depreciation and amortization of the Business for the period from January 1, 2004 until the Closing Date, derived from the 2004 Pre-Closing Interim Statement.

         1.2. Other Defined Terms. The following terms shall have the meanings defined for such terms in the Sections set forth below:

           Term                                                       Section
           ----                                                       -------
Acquiror Indemnitees                                                  10.3(a)
Additional Contracts                                                  2.2(a)
Additional Holdback                                                   6.10
Adjustment Amount                                                     2.6(b)
Ancillary Agreements                                                  4.3
Assumed Contracts                                                     2.2(a)
Assumed Leases                                                        2.2(a)
Assumed Liabilities                                                   2.2(a)
Business Financial Statements                                         2.7(a)
Claim                                                                 10.3(d)
Claim Notice                                                          10.3(d)
Closing                                                               3.1
Closing Balance Sheet                                                 2.6(a)
Closing Date                                                          3.1
Competitive Activities                                                6.1(b)
Damages                                                               10.3(a)
Earnout Payments                                                      2.7(a)
Earnout Period                                                        2.7(a)
Employment Agreement                                                  6.7(f)
Escrow Amount                                                         2.4(d)
Holdback Amount                                                       2.4(c)
Indemnification Basket                                                10.3(g)
Independent Accountant                                                2.7(b)
Notifying Party                                                       6.4
Parent SEC Reports                                                    5.4
Payback Mechanism                                                     6.10
Pre-Closing Balance Sheet                                             2.5(a)
Pre-Closing Tax Period                                                10.5(a)
Post-Closing Tax Period                                               10.5(a)
Proposed Acquisition Transaction                                      6.3
Purchase Price                                                        2.4(a)
Purchase Price Allocation Schedule                                    2.4(b)
Rehired Employee                                                      6.7(a)
Release Trigger                                                       6.10
Restricted Person                                                     6.1(a)
SEC                                                                   5.4
Seller Indemnitees                                                    10.3(b)
Seller's Account                                                      2.4(a)

Shortfall Amount                                                      2.6(b)
WARN Act                                                              4.15(b)
2004 Pre-Closing Interim Statement                                    2.7(f)

                                   ARTICLE II.

                   PURCHASE AND SALE OF ASSETS; PURCHASE PRICE

         2.1. Transfer of Assets. Upon the terms and subject to the conditions contained herein, on the Closing Date, Seller hereby agrees to sell, convey, transfer, assign and deliver to Acquiror, and Acquiror hereby agrees to purchase, acquire and accept from Seller, the Assets, free and clear of all Encumbrances other than Permitted Encumbrances.

         2.2.     Assumption of Liabilities.

                  (a) Upon the terms and subject to the conditions contained herein, at the Closing, Acquiror agrees to assume (i) all Liabilities accruing, arising out of, or relating to periods, events or occurrences happening after the Closing Date under (a) the Contracts, Permits, Facility Lease and Personal Property Leases identified on Schedule 4.8 as "Assumed Contracts" or "Assumed Leases"; (b) any Contract or Lease pertaining to the Business not required to be set forth on Schedule 4.8 which (1) is commercially reasonable as to its terms binding Seller, (2) is terminable by Seller within twelve (12) months of Closing, without adverse recourse, (3) is reflected in the Books and Records, (4) was entered into as a result of an arms' length negotiation in the ordinary course of business and (5) would not, together with other such Contracts described in clause (b), create a Material Adverse Effect; and (c) under any other Contracts or Personal Property Leases that are not Assumed Contracts pursuant to the foregoing clauses (a) or (b) which Acquiror elects to accept and assume in its sole discretion (the "Additional Contracts"), excluding in each case any Liability for any Default under any Contract or Lease occurring on or prior to the Closing Date, and excluding, in each case, any intercompany Contracts of Seller or the Business, (ii) all Current Liabilities, and (iii) liability for real property, personal property and similar ad valorem taxes specifically apportioned to Acquiror pursuant to Section 10.7 hereof (collectively, the "Assumed Liabilities").

                  (b) If Seller discovers an Additional Contract, it shall promptly give the Acquiror Parties written notice of such Additional Contract and a copy of such Additional Contract, and the Acquiror Parties shall have fifteen (15) days after the date such notice is received to notify Seller whether Acquiror elects to assume such Additional Contract in its sole discretion. If the Acquiror Parties fail to notify Seller of Acquiror's intention to assume such Additional Contract during such fifteen (15) day period, Seller may assume that Acquiror does not intend to assume such Additional Contract. If the Acquiror Parties discover an Additional Contract, Acquiror may assume such Additional Contract in its sole discretion by giving Seller written notice of its intention to assume such Additional Contract. Any Additional Contracts which Acquiror elects to assume pursuant to this Section 2.2(b) shall be deemed Assumed Contracts for purposes of this Agreement and the Assignment and Assumption of Contract Rights.

         2.3. Nonassumption of Liabilities. Notwithstanding any other provisions of this Agreement, except for the Assumed Liabilities expressly specified in Section 2.2 above, Acquiror shall not assume or otherwise be responsible for any of the Excluded Liabilities.

         2.4.     Purchase Price.

                  (a) Upon the terms and subject to the conditions contained herein, at the Closing, in consideration for the transfer of the Assets pursuant to Section 2.1 of this Agreement, Acquiror shall pay the Purchase Price (as defined herein) by depositing in an account designated by Seller (which account shall be designated by Seller in writing at least three
(3) Business Days prior to the Closing) (the "Seller's Account"): (i) the sum of Three Million Four Hundred Thousand Dollars ($3,400,000), plus the Estimated Closing Net Working Capital as set forth in the calculation accompanying the Pre-Closing Balance Sheet pursuant to Section 2.5 (the "Purchase Price"), and less (ii) the Holdback Amount and the Escrow Amount. The portion of the Purchase Price to be deposited in the Seller's Account at the Closing shall be paid in cash by wire transfer of immediately available funds to the Seller's Account.

                  (b) Seller and Acquiror agree that as soon as reasonably practical after the Closing, and prior to the filing of any Tax Return which includes information related to the transactions contemplated by this Agreement, the Purchase Price and the Assumed Liabilities shall be allocated among the Assets in accordance with an allocation schedule (the "Purchase Price Allocation Schedule") proposed by Acquiror and reasonably acceptable to Seller, which shall be prepared in a manner required by Section 1060 of the Code and other applicable law and delivered by Acquiror to Seller no later than forty-five (45) days after the Closing. In connection with the Purchase Price Allocation Schedule, Seller and Acquiror shall discuss the allocation of the Purchase Price and attempt in good faith to reach agreement with respect thereto. Seller and Acquiror shall prepare mutually acceptable and substantially identical initial and supplemental IRS Forms 8594 "Asset Acquisition Statements Under Section 1060" consistent with the Purchase Price Allocation Schedule (giving effect to mutually agreed-upon adjustments to the allocation set forth on the Purchase Price Allocation Schedule as a result of any required adjustments to the Purchase Price or payment of any Earnout Payment pursuant to this Article II) which the parties shall use to report the transactions contemplated by this Agreement to the applicable Taxing authorities.

                  The consideration paid at Closing (consisting of the Assumed Liabilities and the portion of the Purchase Price paid at Closing) shall be allocated first to the Assets other than goodwill. If the consideration paid at Closing exceeds the purchase price allocated to the Assets other than goodwill,
(i) such excess consideration shall be allocated to goodwill, and (ii) the additional consideration paid after Closing, including the Adjustment Amount (if it is positive), the excess of the Holdback Amount, the Escrow Amount, and the Earnout, shall be allocated to goodwill. If the consideration paid at Closing is less than the purchase price allocated to the Assets other than goodwill, (i) the consideration paid at Closing shall be allocated first to current assets, then to non-current tangible assets, and finally to non-current intangible assets (other than goodwill), (ii) the additional consideration paid after Closing shall be allocated to the items described in the immediately preceding clause (i) in that same order to the extent of the remaining purchase price allocated to those items, and (iii) any remaining additional consideration paid after Closing shall be allocated to goodwill. All allocations of consideration shall be based upon the purchase price allocation determined under this Section 2.4(b).

                  (c) The "Holdback Amount" shall be an amount equal to Two Hundred Fifty Thousand Dollars ($250,000) which Acquiror, at the Closing, shall hold pending the final determination of the Adjustment Amount (as defined in Section 2.6 below). Following the final determination of the Adjustment Amount, any remaining Holdback Amount will be deposited with the Escrow Agent under the Escrow Indemnification Agreement as provided in Section 6.10 below.

                  (d) The "Escrow Amount" shall be the number of shares of Parent's Common Stock equal to Five Hundred Thousand Dollars ($500,000) divided by the Execution Date Value, rounded up to the next whole share. At the Closing, Acquiror shall, pursuant to the Escrow Indemnification Agreement (as described in Section 10.4), deliver the shares of Parent's Common Stock representing the Escrow Amount to the Escrow Agent.

         2.5. Pre-Closing Balance Sheet. No later than ten (10) days before the Closing Date, Seller shall prepare and deliver to Acquiror (a) an unaudited balance sheet dated the Closing Date (the "Pre-Closing Balance Sheet"), and (b) a reasonably detailed calculation of the Estimated Closing Net Working Capital. The Pre-Closing Balance Sheet shall be prepared by Seller's personnel in accordance with GAAP consistently applied, and shall fairly in all material respects present the Current Assets and Balance Sheet Liabilities of the Business as of the Closing Date. Seller shall consult with Acquiror and its accountants with respect to the preparation of the Pre-Closing Balance Sheet.

         2.6.     Post-Closing Adjustment.

                  (a) Closing Balance Sheet. No later than thirty (30) calendar days following the Closing Date, Acquiror shall prepare and deliver to Seller (i) a balance sheet dated the Closing Date (the "Closing Balance Sheet"), and (ii) a reasonably detailed calculation of the Adjustment Amount. The Closing Balance Sheet shall be prepared in accordance with GAAP, and shall fairly in all material respects present the Current Assets and Balance Sheet Liabilities of the Business as of the Closing Date. The Closing Balance Sheet shall be accompanied by reasonably detailed schedules indicating a calculation of the Closing Net Working Capital as set forth on the Closing Balance Sheet.

                  (b) Adjustment Amount. The "Adjustment Amount" shall be an amount equal to (i) Closing Net Working Capital, minus (ii) Estimated Closing Net Working Capital.

                           (i)      If the Adjustment Amount is a positive
number, then Acquiror shall deposit the Holdback Amount with the Escrow Agent pursuant to Section 6.10 hereof and pay to Seller an amount equal to the Adjustment Amount.

                           (ii)     If the Adjustment Amount is a negative
number, the absolute value of which is less than or equal to the Holdback Amount, then Acquiror shall retain from the Holdback Amount an amount equal to the absolute value of the Adjustment Amount and shall deposit the balance of the Holdback Amount with the Escrow Agent pursuant to Section 6.10 hereof.

                           (iii)    If the Adjustment Amount is a negative
number, the absolute value of which is greater than the Holdback Amount, Acquiror shall retain the Holdback Amount and Acquiror shall have a right of offset against both the Escrow Amount and the Earnout Payments in an amount equal to the absolute value of the Adjustment Amount less the Holdback Amount plus interest on such difference calculated from the Closing Date at the rate of five percent (5%) per annum (the "Shortfall Amount"). Seller Parties' obligation to pay the Shortfall Amount shall be joint and several.

                  (c) Disputed Adjustment Amount; Payment of Adjustment Amount. If Acquiror shall disagree with the Adjustment Amount, it shall notify Seller of such disagreement in writing specifying in detail the particulars of such disagreement within fifteen (15) Business Days after Acquiror's receipt of the Closing Balance Sheet. To the extent that any portion of the Adjustment Amount due Seller is not in dispute, within fifteen (15) Business Days after Acquiror's receipt of the Closing Balance Sheet, Acquiror shall deposit with Escrow Agent or pay to Seller that portion of the Adjustment Amount which is not in dispute in the manner set forth in Section 2.6(b).

                  (d) Resolution of Disputed Adjustment Amount. Acquiror and Seller shall use their reasonable efforts for a period of fifteen (15) Business Days after Acquiror's delivery of such notice (or such longer period as Acquiror and Seller shall mutually agree upon) to resolve any disagreements raised by Acquiror with respect to the calculation of the Adjustment Amount. If, at the end of such period, Acquiror and Seller are unable to resolve such disagreements, Acquiror and Seller shall jointly select an independent auditor of recognized national standing to resolve any remaining disagreements; provided that Ernst & Young LLP will be the independent auditor if Acquiror and Seller cannot agree on the selection of such independent auditor. The determination by such independent auditor shall be final, binding and conclusive on the parties. Acquiror and Seller shall use their reasonable efforts to cause the independent auditor to make its determination within thirty (30) calendar days of accepting its selection. Within ten (10) Business Days after the date of determination of such independent auditor, Acquiror shall make any deposits with the Escrow Agent or payments to Seller required in accordance with the determination of the independent auditor. The fees and expenses of such independent auditor shall be borne by Acquiror and Seller Parties in proportion to the aggregate amount of all disputed items as to which such party's claim was unsuccessful (i.e., if there are $100,000 of disputed items and the independent auditor determines that Seller's claim prevails with respect to $25,000 of such disputed items and Acquiror's claim prevails with respect to $75,000 of such disputed items, then Seller Parties would be obligated to pay seventy five percent (75%) of the fees and expenses and Acquiror would be obligated to pay twenty five percent (25%) of the fees and expenses).

                  (e) Payment of Adjustment Amount. All payments made by Acquiror to Seller pursuant to this Section 2.6, shall be made by wire transfer of immediately available funds to an account designated by Seller.

         2.7.     Earnout.

                  (a) In connection with this Section 2.7, Acquiror shall deliver to the Seller no later than ninety (90) calendar days following the end of each of the first five fiscal years of

Acquiror following the Closing Date (it being understood that the first of such fiscal years shall be the year ending December 31, 2004) (the "Earnout Period"), an income statement for the Business (the "Business Financial Statements"). The Business Financial Statements shall set forth the EBITDA attributable to the Business.

                           (i)      Based upon the EBITDA of the Business for
the fiscal year 2004 ("2004 EBITDA"), Acquiror shall pay to Seller:

                                    (A)      an amount equal to one hundred
                                    percent (100%) of the amount by which 2004
                                    EBITDA up to the EBITDA Threshold exceeds
                                    Base EBITDA, subject to a maximum payment of Two Hundred Fifty Thousand Dollars ($250,000) ("Earnout Payment A-1"), plus

                                    (B)      an amount equal to fifty percent
                                    (50%) of the amount by which 2004 EBITDA exceeds Base EBITDA plus Two Hundred Fifty Thousand Dollars ($250,000), subject to a maximum payment of Six Hundred Fifty Thousand Dollars ($650,000) ("Earnout Payment B-1").

                           (ii)     Based upon the EBITDA of the Business for
the fiscal year 2005 ("2005 EBITDA"), Acquiror shall pay to Seller:

                                    (A)      an amount equal to one hundred
                                    percent (100%) of the amount by which the sum of 2004 EBITDA up to the EBITDA Threshold and 2005 EBITDA up to the EBITDA Threshold exceeds two (2) times Base EBITDA, subject to a maximum payment, inclusive of Earnout Payment A-1, of Five Hundred Thousand Dollars ($500,000) ("Earnout Payment A-2"), plus

                                    (B)      an amount equal to fifty percent
                                    (50%) of the amount by which the sum of 2004
                                    EBITDA and 2005 EBITDA exceeds two (2) times
                                    Base EBITDA plus Five Hundred Thousand
                                    Dollars ($500,000), subject to a maximum payment, inclusive of Earnout Payment B-1, of One Million Three Hundred Thousand Dollars ($1,300,000) ("Earnout Payment B-2").

                           (iii)    Based upon the EBITDA of the Business for
the fiscal year 2006 ("2006 EBITDA"), Acquiror shall pay to Seller:

                                    (A)      an amount equal to one hundred
                                    percent (100%) of the amount by which the sum of 2004 EBITDA up to the EBITDA Threshold, 2005 EBITDA up to the EBITDA Threshold and 2006 EBITDA up to the EBITDA Threshold exceeds three (3) times Base EBITDA, subject to a maximum payment, inclusive of Earnout Payment A-1 and Earnout Payment A-2, of Seven Hundred Fifty Thousand Dollars ($750,000) ("Earnout Payment A-3"), plus

                                    (B)      an amount equal to fifty percent
                                    (50%) of the amount by which the sum of 2004
                                    EBITDA, 2005 EBITDA and 2006 EBITDA exceeds three (3) times Base EBITDA plus Seven Hundred Fifty Thousand Dollars ($750,000), subject to a maximum payment, inclusive of Earnout Payment B-1 and Earnout Payment B-2, of One Million Nine Hundred Fifty Thousand Dollars ($1,950,000) ("Earnout Payment B-3").

                           (iv)     Based upon the EBITDA of the Business for
the fiscal year 2007 ("2007 EBITDA"), Acquiror shall pay to Seller:

                                    (A)      an amount equal to one hundred
                                    percent (100%) of the amount by which the sum of 2004 EBITDA up to the EBITDA Threshold, 2005 EBITDA up to the EBITDA Threshold, 2006 EBITDA up to the EBITDA Threshold and 2007 EBITDA up to the EBITDA Threshold exceeds four (4) times Base EBITDA, subject to a maximum payment, inclusive of Earnout Payment A-1, Earnout Payment A-2 and Earnout Payment A-3, of One Million Dollars ($1,000,000) ("Earnout Payment A-4"), plus

                                    (B)      an amount equal to fifty percent
                                    (50%) of the amount by which the sum of 2004
                                    EBITDA, 2005 EBITDA, 2006 EBITDA and 2007
                                    EBITDA exceeds four (4) times Base EBITDA plus One Million Dollars ($1,000,000), subject to a maximum payment, inclusive of Earnout Payment B-1, Earnout Payment B-2 and Earnout Payment B-3, of Two Million Six Hundred Thousand Dollars ($2,600,000) ("Earnout Payment B-4").

                           (v)      Based upon the EBITDA of the Business for
the fiscal year 2008 ("2008 EBITDA"), Acquiror shall pay to Seller:

                                    (A)      an amount equal to one hundred
                                    percent (100%) of the amount by which the sum of 2004 EBITDA up to the EBITDA Threshold, 2005 EBITDA up to the EBITDA Threshold, 2006 EBITDA up to the EBITDA Threshold, 2007 EBITDA up to the EBITDA Threshold and 2008 EBITDA up to the EBITDA Threshold exceeds five (5) times Base EBITDA, subject to a maximum payment, inclusive of Earnout Payment A-1, Earnout Payment A-2, Earnout Payment A-3 and Earnout Payment A-4 of One Million Two Hundred Fifty Thousand Dollars ($1,250,000) ("Earnout Payment A-5"), plus

                                    (B)      an amount equal to fifty percent
                                    (50%) of the amount by which the sum of 2004
                                    EBITDA, 2005 EBITDA, 2006 EBITDA, 2007
                                    EBITDA and 2008 EBITDA exceeds five (5)
                                    times Base EBITDA plus One Million Two
                                    Hundred Fifty Thousand Dollars ($1,250,000), subject to a maximum payment, inclusive of Earnout

                                    Payment B-1, Earnout Payment B-2, Earnout
                                    Payment B-3 and Earnout Payment B-4, of
                                    Three Million Two Hundred Fifty Thousand
                                    Dollars ($3,250,000) ("Earnout Payment
                                    B-5").

                  Any amounts required to be paid pursuant to this Section 2.7(a) are collectively referred to as "Earnout Payments" and shall be payable as provided in Section 2.7(c). The maximum aggregate Earnout Payments that Acquiror can be required to make under this Section 2.7(a) shall be Four Million Five Hundred Thousand Dollars ($4,500,000).

                  (b) Unless Seller gives written notice to Acquiror on or before the fifteenth (15th) Business Day after Seller's receipt of the final Business Financial Statements to be delivered pursuant to this Section 2.7, specifying in reasonable detail all disputed items and the basis therefor, Seller shall be deemed to have accepted the Business Financial Statements and the amount of the associated Earnout Payment, if any. If Seller so notifies Acquiror of its objection to the Business Financial Statements, Seller and Acquiror shall, within thirty (30) calendar days following such notice, attempt to resolve their differences in good faith, and any resolution by them as to any disputed amounts shall be final, binding and conclusive. If, at the end of such thirty (30) calendar day period, Seller and Acquiror are unable to resolve such disagreements, Acquiror and Seller shall jointly select an independent auditor of recognized national standing to resolve any remaining disagreements; provided that Ernst & Young LLP will be the independent auditor if Acquiror and Seller cannot agree on the selection of such independent auditor (the "Independent Accountant"). Acquiror and Seller shall use their reasonable efforts to cause the Independent Accountant to make its determination within thirty (30) calendar days of accepting its selection. The determination by the Independent Accountant shall be final, binding and conclusive on the parties. The fees and expenses of the Independent Accountant shall be borne by Acquiror and Seller Parties in proportion to the aggregate amount of all disputed items as to which such party's claim was unsuccessful (i.e., if there is a $100,000 dispute regarding the amount of the Earnout Payment and the Independent Accountant determines that Seller's claim prevails with respect to $25,000 of such disputed amount and Acquiror's claim prevails with respect to $75,000 of such disputed amount, then Seller Parties would be obligated to pay seventy five percent (75%) of the fees and expenses and Acquiror would be obligated to pay twenty five percent (25%) of the fees and expenses).

                  (c) Subject to Section 10.8 below, within thirty (30) calendar days after (i) receipt by Seller of the Business Financial Statements for any year of the Earnout Period which reflect an Earnout Payment due to Seller, or (ii) in the event of a disagreement, the date of resolution of such disagreement by the Parties or the date of determination by the Independent Accountant pursuant to Section 2.7(c) (it being understood that this clause (ii) shall only apply to any disputed portion of the Earnout Payments), the applicable Earnout Payment shall be paid by Acquiror fifty percent (50%) in cash and fifty percent (50%) in shares of Parent's Common Stock at the greater of the Execution Date Value or the average closing price per share of the Parent's Common Stock on the Nasdaq National Market over the thirty (30) day period preceding the end of the fiscal year on which such Earnout Payment is based. The shares of Parent's Common Stock issued as part of the Earnout Payments shall carry "piggy-back" registration rights as provided in the form of Registration Rights Agreement attached hereto as Exhibit H.

                  (d) In connection with the operation of the Business after the Closing, Acquiror agrees to maintain separate divisional books and records for the Business in accordance with GAAP, consistently applied. Acquiror and each of the Seller Parties agree to act in good faith during the Earnout Period relative to the Business and not to take actions that would be unfairly prejudicial or discriminatory to the Business for the purpose of adversely affecting Seller's interest in receiving an Earnout Payment.

                  (e) Upon delivery of the Business Financial Statements, Acquiror shall afford to Seller and its accounting representatives prompt and reasonable access upon reasonable notice to all information reasonably necessary to verify calculation of the Earnout Payments. Acquiror shall make its employees who are familiar with such matters, its independent outside accounting firm available to Seller and its representatives on a mutually convenient basis at reasonable times during normal business hours to provide an explanation of such materials and to provide such other information as Seller and its representatives may reasonably request in connection with its review of the Business Financial Statements.

                  (f) Within thirty (30) days of the Closing Balance Sheet becoming final in accordance with the procedures set forth in Section 2.6 above, the Seller Parties shall deliver to Acquiror an unaudited statement of operations of the Business for the period from January 1, 2004 to the Closing Date (the "2004 Pre-Closing Interim Statement") prepared in accordance with GAAP and consistent with the final Closing Balance Sheet. In the event that Acquiror does not agree with the 2004 Pre-Closing Interim Statement, any disputed amount will be reflected in Acquiror's 2004 Earnout Payment calculation delivered in accordance with Section 2.7(a) above, and the parties shall resolve their differences in accordance with the procedures provided for in Section 2.7(b) above.

         2.8. Transfer Taxes. Seller shall pay, and Seller shall indemnify and hold harmless Acquiror from, all transfer, conveyance or similar Taxes imposed as a result of the transactions contemplated by this Agreement. Seller and Acquiror shall cooperate in timely making all filings, returns, reports and forms as may be required in connection with Sellers' payment of such Taxes. Seller and Acquiror, as appropriate, shall execute and deliver all instruments and certificates necessary to enable the other to comply with any filing requirements relating to any such Taxes.

                                  ARTICLE III.

                                     CLOSING

         3.1. Closing. The closing of the transactions contemplated herein (the "Closing") shall be held at 10:00 a.m. local time at the offices of Parent, 6330 San Vicente Blvd., Los Angeles 90048 on February 2, 2004, or at such other time or place as Acquiror and Seller may mutually agree in writing; provided, however, that the Closing shall be deemed effective as of 11:59 p.m. on January 31, 2004 (such date being the "Closing Date").

         3.2.     Deliveries at Closing.

                  (a) Deliveries by the Acquiror Parties. Subject to the terms and conditions of this Agreement, in reliance on the representations, warranties and agreements of the Seller Parties contained herein, in consideration of the sale, assignment and transfer of the Assets, the Acquiror Parties agree to deliver (or cause to be delivered) to Seller at the Closing the following agreements and documents, all satisfactory in form and substance to Seller and its legal counsel:

                           (i)      the wire transfer of the portion of the
Purchase Price to be paid to Seller at the Closing;

                           (ii)     certificates executed by the Secretary or an
Assistant Secretary of each of Parent and Acquiror certifying as of the Closing Date (A) a true and complete copy of the Organizational Documents of Parent and Acquiror certified as of a recent date by the Secretary of State of the State of Delaware, (B) a true an complete copy of the resolutions of the board of directors of Parent and Acquiror authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and (C) incumbency matters;

                           (iii)    certificates of good standing and/or
subsistence of Parent and Acquiror, dated as of a recent date prior to the Closing, issued by the Secretary of State of the State of Delaware; and

                           (iv)     certificates executed by an officer of each
of Parent and Acquiror certifying that as of the Closing Date (A) all representations and warranties of Parent and Acquiror contained in Article V shall be true and correct in all respects on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing, and (B) each of Parent and Acquiror shall have performed and satisfied in all respects all agreements and covenants required hereby to be performed by it prior to or on the Closing Date; except in each case for any such failure to so perform and/or the inaccuracy of any representation which, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in a Material Adverse Effect or a Material Adverse Change.

                  (b) Deliveries by the Seller Parties. Subject to the terms and conditions of this Agreement, in reliance upon the representations, warranties and agreements of Acquiror contained herein and in consideration of the Purchase Price to be paid to Seller, the Seller Parties agree to deliver (or cause to be delivered) to Acquiror at the Closing the following agreements and documents, all satisfactory in form and substance to Acquiror and its legal counsel:

                           (i)      a certificate executed by the Secretary or
an Assistant Secretary of Seller certifying as of the Closing Date (A) a true and complete copy of the Organizational Documents of Seller certified as of a recent date by the Secretary of State of the State of Minnesota, (B) a true an complete copy of the resolutions of the Shareholders of Seller and the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and (C) incumbency matters;

                           (ii)     certificates of good standing and/or
subsistence of Seller, dated as of a recent date prior to the Closing, issued by the Secretary of State of the State of Minnesota;

                           (iii)    a certificate executed by each of the Seller
Parties certifying that as of the Closing Date (A) all representations and warranties of the Seller Parties contained in Article IV shall be true and correct in all respects on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing, and (B) each of the Seller Parties shall have performed and satisfied in all respects all agreements and covenants required hereby to be performed by it prior to or on the Closing Date; except in each case for any such failure to so perform and/or the inaccuracy of any representation which, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in a Material Adverse Effect or a Material Adverse Change;

                           (iv)     an opinion of Gray, Plant, Mooty, Mooty &
Bennett, P.A., counsel to the Seller Parties, dated as of the Closing Date, in the form attached hereto as Exhibit I;

                           (v)      evidence of receipt of all consents set
forth on Schedule 3.2(b)(v);

                           (vi)     an affidavit from Seller stating, under
penalties of perjury, Seller's taxpayer identification number and that Seller is not a foreign person pursuant to Section 1445(b)(2) of the Code; and

                           (vii)    a Release executed by the Shareholders in
favor of Acquiror, in the form attached hereto as Exhibit J.

         3.3. Other Closing Transactions. In addition, subject to the terms and conditions of this Agreement, the applicable Acquiror Parties and the applicable Seller Parties shall deliver or cause to be delivered to each other party at the Closing:

                  (a)      the Bill of Sale;

                  (b)      the Assignment and Assumption of Contract Rights;

                  (c)      the Assignment of Intellectual Property;

                  (d)      the Escrow Indemnification Agreement;

                  (e)      the Interim Services and Facilities Agreement; and

                  (f)      the Employment Agreement.

         3.4. Other Deliveries. In addition, subject to the terms and conditions of this Agreement, the Seller Parties shall deliver or cause to be delivered to Acquiror at the Closing such other documents and instruments as in the opinion of counsel for Acquiror may be reasonably required to effectuate the terms of this Agreement and to comply with the terms hereof.

                                   ARTICLE IV.

              REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES

                  Each of the Seller Parties jointly and severally hereby represents and warrants to Acquiror as follows, except as otherwise set forth on the Disclosure Schedule, which representations and warranties are, as of the date hereof, and will be, as of the Closing Date, true and correct:

         4.1. Organization of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota with full power and authority to conduct its business as it is presently being conducted, to own and or use the properties and assets that it purports to own or use, and to perform all its obligations under its Contracts. Grossfield and Johnson are all of the shareholders of Seller. Seller is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction listed on Schedule 4.1, being all the jurisdictions in which the character of its properties owned or leased or the nature of its activities make such qualification necessary, other than where the failure to be so qualified would not have a Material Adverse Effect. Copies of the Organizational Documents of Seller, and all amendments thereto, heretofore delivered to Acquiror are true, accurate and complete as of the date hereof.

         4.2. Subsidiaries. Except as set forth on Schedule 4.2, Seller does not have any Subsidiaries. None of the Subsidiaries set forth on Schedule 4.2 have any right, title or interest in or to any assets used or useful with, or related to, the Business. Except as set forth on Schedule 4.2, Seller has no direct or indirect stock or other equity or ownership interest (whether controlling or not) in any corporation, association, partnership, limited liability company, joint venture or other entity.

         4.3. Authorization. Each Seller Party has all requisite power and authority, and has taken all action necessary, to execute and deliver this Agreement and the other agreements, instruments, documents and certificates to be executed and delivered by any of the Seller Parties pursuant hereto (collectively, the "Ancillary Agreements") and to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements by the Seller Parties and the consummation by the Seller Parties of the transactions contemplated hereby and thereby have been duly approved by the board of directors of Seller and by Grossfield and Johnson as all of the shareholders of Seller, and Acquiror has been provided with documentation of such board of directors and shareholder approvals. No other corporate proceedings or other actions on the part of any Seller Party are necessary to authorize this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by each of the Seller Parties and is, and upon execution and delivery of the Ancillary Agreements, each of the Ancillary Agreements will be, legal, valid and binding obligations of each of the Seller Parties enforceable against each of them in accordance with their terms, in each case, except as such enforceability may be limited by (a) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors' rights generally and
(b) the general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

         4.4.     Consents and Approvals. (a) Except as set forth on Schedule
4.4 no notice to, declaration, filing or registration with, or authorization, consent or approval of, or permit from, any Person (other than the consent of the directors and shareholders of Seller, which has already been obtained and other than consents to the assignment of Contracts), and (b) except as set forth on Schedule 4.4 no consent to the assignment of any Contract required to be disclosed on Schedule 4.8 or Schedule 4.19(b) from any other Person, is, in each case, required to be made or obtained by Seller or any other Affiliate of Seller in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby by Seller or any other Affiliate of Seller, as applicable.

         4.5. Absence of Certain Changes or Events. Since the Balance Sheet Date, except as set forth on Schedule 4.5, there has not been any:

                  (a) change in Seller's authorized or issued capital; grant of any option or right to purchase any equity interest in Seller; issuance of any security convertible into such equity interest; grant of any registration rights; purchase, redemption, retirement or other acquisition by Seller of any such equity interests; or declaration or payment of any dividend or other distribution or payment in respect of such equity interests;

                  (b)      amendment to the Organizational Documents of Seller;

                  (c) actual or, to Seller's Knowledge, threatened Material Adverse Change in the financial condition, working capital, shareholders' equity, assets, Liabilities, reserves, revenues, income earnings, prospects or Business of Seller;

                  (d) change in accounting methods, principles or practices by Seller affecting the Assets, its Liabilities or the Business;

                  (e) material revaluation by Seller of any of the Assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable;

                  (f) damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the Assets or the Business;

                  (g) cancellation of any indebtedness or waiver or release of any right or claim of Seller relating to its activities or properties which had or will have a Material Adverse Effect;

                  (h) increase of in the rate of compensation payable or to become payable to any director, officer or other employee of Seller or any consultant, Representative or agent of Seller, including, without limitation, the making of any loan to, or the payment, grant or accrual of any bonus, incentive compensation, service award or other similar benefit to, any such person, or the addition to, modification of, or contribution to any Seller Employee Plan, arrangement, or practice described in the Disclosure Schedule other than (i) contributions made for the fiscal year 2003 in accordance with the normal practices of Seller or (ii) the extension of coverage to others who become eligible after the Balance Sheet Date;

                  (i) entry into, amendment, cancellation or termination of any Contract, commitment, agreement, Lease, transaction or Permit relating to the Assets or the Business, including, without limitation, any employment, consulting, distributorship, dealer, sales representative, joint venture, credit or similar agreement or any Contract or transaction involving a total remaining commitment by or to Seller of at least $50,000;

                  (j) mortgage, pledge or other encumbrance of any Assets of Seller having, individually or in the aggregate, a value of $50,000 or more, except purchase money mortgages arising in the ordinary course of business;

                  (k) sale, assignment or transfer of any of the Assets of Seller having, individually or in the aggregate, a value of $50,000 or more, other than in the ordinary course of business;

                  (l) incurrence of indebtedness in excess of $50,000 by Seller for borrowed money or commitment to borrow money entered into by Seller, or loans made or agreed to be made by Seller, or indebtedness guaranteed by Seller;

                  (m) incurrence by Seller of Liabilities in excess, individually or in the aggregate, of $50,000 or more, except Liabilities incurred in the ordinary course of business, or increase or change in any assumptions underlying or methods of calculating, any doubtful account contingency or other reserves of Seller;

                  (n) discharge or satisfaction of any Liabilities of Seller in excess, individually or in the aggregate, of $50,000 or more other than the payment, discharge or satisfaction in the ordinary course of business of Liabilities set forth or reserved for on the Financial Statements or incurred in the ordinary course of business;

                  (o) capital expenditure by Seller, the execution of any Lease by Seller or the incurring of any obligation by Seller to make any capital expenditure or execute any Lease, in each case, in excess, individually or in the aggregate, of $50,000 or more;

                  (p) failure to pay or satisfy when due any Liability of Seller, except where the failure would not have a Material Adverse Effect;

                  (q) disposition or lapsing of any material Intellectual Property or any disposition or disclosure to any person of any Intellectual Property not theretofore a matter of public knowledge;

                  (r) existence of any other event or condition which in any one case or in the aggregate has or would reasonably be expected to have a Material Adverse Effect; or

                  (s) agreement, whether oral or written, by Seller to do any of the things described in the preceding clauses (a) through (r) other than as expressly provided for herein.

         4.6.     Facilities.

                  (a) Owned Real Property. Seller does not have any Owned Real Property.

                  (b) Actions. There are no pending or, to the Knowledge of the Seller Parties, threatened condemnation proceedings or other Actions relating to any Facility.

                  (c) Leases or Other Agreements. Except for Facility Leases listed on Schedule 4.8(a) below, there are no leases, subleases, licenses, occupancy agreements, options, rights, concessions or other agreements or arrangements, written or oral, granting to any person the right to purchase, use or occupy any Facility, or any real property or any portion thereof or interest in any such Facility or real property.

                  (d) Facility Leases and Leased Real Property. Seller enjoys peaceful and undisturbed possession of all the Leased Real Property.
Schedule 4.8(a) sets forth a complete and accurate list of all real property Leases or other interests therein owned by Seller.

                  (e) Certificate of Occupancy. All Facilities have received all required approvals of governmental authorities (including, without limitation, Permits and a certificate of occupancy or other similar certificate permitting lawful occupancy of the Facilities) required in connection with the operation thereof and have been operated and maintained in all material respects in accordance with applicable Regulations.

                  (f) No Special Assessment. Seller has not received notice of any special assessment relating to any Facility or any portion thereof and there is no pending or threatened special assessment.

         4.7. Assets. Seller has and will transfer good and marketable title to the Assets and upon the consummation of the transactions contemplated hereby and Acquiror will acquire good and marketable title to all of the Assets, in each case free and clear of any Encumbrances other than Permitted Encumbrances. To Seller's Knowledge, the Assets include without limitation all material assets necessary for the conduct of the Business as presently conducted by Seller and to permit Acquiror to continue to conduct the Business in all respects in substantially the same manner as the Business has been conducted through the date hereof. Except as set forth on Schedule 4.7, no assets used in connection with the operation of the Business are owned by the Shareholders or any Affiliate of the Shareholders other than Seller. Schedule 4.7 contains accurate lists and summary descriptions of all the tangible Assets where the value of an individual item exceeds $5,000 or where an aggregate of similar items exceeds $10,000. To Seller's Knowledge, all tangible assets and properties which are part of the Assets are in good operating condition and repair, subject to repair or replacement from time to time in the ordinary course of business, and are usable in the ordinary course of business and conform in all material respects to all applicable Regulations (including Environmental Laws) relating to their construction, use and operation. Schedule 4.7 also sets forth a complete and accurate list of all Permitted Encumbrances.

         4.8.     Contracts and Commitments.

                  (a) Contracts. Schedule 4.8 sets forth a complete and accurate list of all Contracts (including, to Seller's Knowledge, oral agreements) of the following categories:

                           (i)      Contracts not made in the ordinary course of
business involving obligations in excess of $25,000;

                           (ii)     Employment contracts, compensation
arrangements and severance agreements, including, without limitation, Contracts
(A) to employ or terminate executive officers or other personnel and other contracts with present or former officers, directors or shareholders of Seller or (B) that will result in the payment by, or the creation of any Liability to pay on behalf of Acquiror or Seller any severance, termination, "golden parachute," or other similar payments to any present or former personnel following termination of employment or otherwise as a result of the consummation of the transactions contemplated by this Agreement;

                           (iii)    Labor or union contacts;

                           (iv)     Distribution, franchise, license, technical
assistance, sales, customer, commission, consulting, agency or advertising contracts related to the Assets or the Business involving obligations in excess of $25,000;

                           (v)      Options with respect to any property, real
or personal, whether Seller shall be the grantor or grantee thereunder;

                           (vi)     Contracts involving future expenditures or
Liabilities, actual or potential, in excess of $25,000 or otherwise material to the Business or the Assets;

                           (vii)    Contracts involving performance of services
or delivery of goods or materials by Seller, actual or potential, in excess of $25,000;

                           (viii)   Contracts involving receipts, actual or
potential, in excess of $25,000;

                           (ix)     Contracts or commitments relating to
commission arrangements with others;

                           (x)      Promissory notes, loans, agreements,
indentures, evidences of indebtedness, letters of credit, guarantees, or other instruments relating to an obligation to pay money, individually in excess of or in the aggregate in excess of $25,000, whether Seller shall be the borrower, lender or guarantor thereunder or whereby any Assets are pledged;

                           (xi)     Contracts containing covenants limiting the
freedom of Seller or any director, officer, shareholder, employee or Affiliate of Seller, to engage in any line of business or compete with any Person;

                           (xii)    Any Contract with the United States, state
or local government or any agency or department thereof;

                           (xiii)   Leases of real property;

                           (xiv)    Leases of personal property not cancelable
(without Liability) within thirty (30) calendar days reflecting obligations of Seller of at least $2,000 per month in each case;

                           (xv)     Joint venture, partnership and other
Contracts (however named) involving a sharing of profits, losses costs or Liabilities by Seller with any other Person;

                           (xvi)    Licensing agreements or other Contracts with
respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the nondisclosure of any of the Intellectual Property of Seller; and

                           (xvii)   Each power of attorney that is currently
effective and outstanding.

The Seller Parties have delivered to Acquiror true, correct and complete copies of all of the Contracts listed on Schedule 4.8 including all amendments and supplements thereto. Each of the bids, proposals, Contracts or unfilled orders set forth on Schedule 4.8(a) were made in the ordinary course of business.

                  (b) Absence of Defaults. All of the Contracts and Personal Property Leases listed or required to be listed on Schedule 4.8 to which Seller is party are valid, binding and enforceable in accordance with their terms. Seller has fulfilled, or taken all action necessary to enable it to fulfill when due, all of its material obligations under each of such Contracts and Personal Property Leases. Seller has complied in all material respects with the provisions thereof, and to the Knowledge of the Seller Parties, all other parties to such Contracts and Personal Property Leases have complied in all material respects with the provisions thereof, and neither Seller nor, to the Seller Parties' Knowledge, any other party is in Default in any material respect thereunder and no notice of any claim of Default has been given to any Seller Party. Except as set forth on Schedule 4.8, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give Seller or any other Person the right to default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract. The Shareholders do not have and may not acquire any rights under, and the Shareholders do not have and may not become subject to any obligations or Liability under any Contract that relates to the Business or the Assets. No Seller Party has Knowledge that the products and services called for by any unfinished Contract cannot be supplied in accordance with the terms of such Contract, including time specifications, and has no reason to believe that any unfinished Contract will upon performance by Seller result in a loss to Seller. With respect to any Personal Property Leases, no Seller Party has received any notice of cancellation or termination under any option or right reserved to the lessor, or any notice of Default, thereunder.

                  (c) Product Warranty. To Seller's Knowledge, Seller has committed no act, and there has been no omission by Seller, which may result in, and there has been no occurrence which may give rise to, product liability or Liability for breach of warranty (whether covered by insurance or not) on the part of Seller, with respect to products designed, manufactured, assembled, repaired, maintained, delivered, distributed or installed or services rendered prior to or on the Closing Date.

         4.9.     Permits.

                  (a) Schedule 4.9 sets forth a complete list of all Permits used in the operation of the Business or otherwise held by Seller. Seller has, and at all times has had, all Permits required under any Regulation (including Environmental Laws) in the operation of its Business or in the ownership of the Assets, and owns or possesses such Permits free and clear of all Encumbrances, except such Permits the failure of which to obtain would not have a Material Adverse Effect. Seller is not in Default, nor has it received any notice of any claim of Default, with respect to any such Permit, except where the Default would not have a Material Adverse Effect. Except as otherwise governed by law, all such Permits are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees. No present or former stockholder, director, officer or employee of Seller or any Affiliate thereof, or any other person, firm, corporation or other entity, owns or has any proprietary, financial or other interest (direct or indirect) in any Permit which Seller owns, possesses or uses.

                  (b) Except as disclosed on Schedule 4.9 hereto, no notice to, declaration, filing or registration with, or Permit from, any domestic or foreign governmental or regulatory body or authority, or any other person or entity, is required to be made or obtained by Seller in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby.

                  (c) The Permits set forth on Schedule 4.9 collectively constitute all of the Permits necessary to permit Seller to lawfully conduct and operate its business in the manner it currently conducts and operates such business and to permit Seller to own and use its assets in the manner in which it currently owns and uses such assets, except for such Permits, the absence of which would not, individually or in the aggregate, have a Material Adverse Effect.

         4.10. No Conflict or Violation. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by any Seller Party with any of the provisions hereof, will (a) violate or conflict with any provision of the Organizational Documents of Seller, (b) except as set forth on Schedule 4.10, and subject to the attainment of consents set forth on Schedule 4.4 by third parties to the assignment of Contracts, violate, conflict with, or result in or constitute a Default under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration, or result in the creation of any Encumbrance upon or with respect to any of the Assets under any of the terms, conditions or provisions of any Contract, Lease or Permit, (i) to which Seller is a party or (ii) by which any the Assets are bound, (c) violate any Regulation or Court Order, (d) impose any Encumbrance on the Assets or the Business, (e) cause Acquiror or Seller to become subject to, or to become liable for the payment of, any Tax (other than an Assumed Liability), or (f) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any governmental body the right to revoke, withdraw, suspend, cancel, terminate, or modify any Permits that are held by Seller or that otherwise relates to the Business or the Assets.

         4.11. Financial Statements. The Financial Statements are attached hereto as Schedule 4.11. The Financial Statements (a) are in accordance with the books and records of Seller, (b)

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

have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby and (c) fairly and accurately in all material respects present the assets, Liabilities (including all reserves) and financial position of Seller or the Business, as applicable, as of the respective dates thereof and the results of operations and changes in cash flows of Seller or the Business, as applicable, for the periods then ended (subject, in the case of the Interim Financial Statements, to normal year-end adjustments). At the respective dates of the Financial Statements, there were no material Liabilities of Seller, which, in accordance with GAAP, should have been set forth or reserved for in the Financial Statements or the notes thereto, which are not set forth or reserved for in the Financial Statements or the notes thereto. In addition, there were no assets which were impaired requiring a write-down of any such assets or any additional reserves required against the accounts receivable or inventory of Seller or the Business.

         4.12. Undisclosed Liabilities. Seller does not have any Liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except (a) as disclosed on the Interim Balance Sheet, (b) for Current Liabilities incurred in the ordinary course of business, (c) for those incurred in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date, or (d) such Liabilities reflected on Schedule 4.12.

         4.13. Books and Records. Seller has made and kept (and given Acquiror access to) Books and Records and accounts, which, in reasonable detail, fairly reflect the activities of Seller. The minute books of Seller previously delivered to Acquiror accurately and adequately reflect all action previously taken by the shareholders, managers and committees of the managers of Seller. The copies of the stock book records of Seller previously delivered to Acquiror are true, correct and complete, and accurately reflect all transactions effected in Seller's equity interests through and including the date hereof. Seller has not maintained any bank account or used any corporate funds except for bank accounts and funds which have been and are reflected in the normally maintained books and records of Seller.

         4.14. Litigation. Except as set forth on Schedule 4.14, there are no Actions pending, or, to the Seller Parties' Knowledge, threatened (a) against, related to or affecting (i) Seller, the Business or the Assets (including with respect to Environmental Laws), (ii) to Seller's Knowledge, any officers or directors of Seller in their capacity as such, or (iii) any shareholder of Seller in such shareholder's capacity as a shareholder of Seller, (b) seeking to delay, limit or enjoin the transactions contemplated by this Agreement, (c) that involve the risk of criminal liability or (d) in which Seller is a plaintiff. Seller is not in Default with respect to or subject to any Court Order, and there are no unsatisfied judgments against Seller, the Business or any of the Assets. There are no Court Orders or agreements with, or liens by, any governmental authority or quasi-governmental entity relating to any Environmental Law which regulate, obligate, bind or in any way affect Seller, the Business or the Assets.

         4.15.    Labor Matters.

                  (a) General. Seller is not a party to any labor agreement with respect to its employees with any labor organization, union, group or association and there are no employee unions (nor any other similar labor or employee organizations) under local statutes, custom or practice. Seller has not experienced any attempt by organized labor or its representatives to make Seller conform to demands of organized labor relating to its employees or to enter into a binding agreement with organized labor that would cover the employees of Seller. There is no labor strike or labor disturbance pending or, to the best of the Seller Parties' Knowledge, threatened against Seller nor is any grievance currently being asserted, and Seller has not experienced a work stoppage or other labor difficulty, and is not and has not engaged in any unfair labor practice. Without limiting the foregoing, Seller is in material compliance with the Immigration Reform and Control Act of 1986 and maintains a current Form I-9, as required by such Act, in the personnel file of each employee hired after November 9, 1986. On or before the execution of this Agreement, Parent will have been provided with a memorandum setting forth the names and current annual salary rates or current hourly wages of all present employees of Seller related to the Business, and also setting forth the earnings for each such employee as reflected on Form W-2 for the 2002 calendar year.

                  (b) WARN Act. Since the enactment of Worker Adjustment and Retraining Notification Act (the "WARN Act"), 29 U.S.C. Sections 2101 et seq., Seller has not effectuated (1) a "plant closing" (as defined in the WARN
Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of Seller, or (2) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of Seller, nor has Seller been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law. Except as set forth in Schedule 4.15(b), none of Seller's Employees has suffered an "employment loss" (as defined in the WARN Act) in the past three years.

         4.16. Compliance with Law. Seller and the conduct of the Business have not violated and are in compliance with all Court Orders and Regulations relating to the Assets or the Business, except for any such violations which would not, individually or in the aggregate, have a Material Adverse Effect. No Seller Party has received any written notice to the effect that, or otherwise been advised that, Seller is not in compliance with any such Regulations or Court Orders in any material respect.

         4.17. No Brokers. Except as set forth on Schedule 4.17, neither Seller nor any of its officers, directors, managers, employees, shareholders, Representatives or Affiliates has employed or made any agreement with any broker, finder or similar agent or any person or firm which will result in the obligation of Seller, the Shareholders, Acquiror or any of Acquiror's Affiliates to pay any finder's fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby. The Seller Parties shall be solely liable for any obligations set forth on Schedule 4.17.

         4.18. No Other Agreements to Sell the Assets or Capital Stock of Seller. Neither Seller nor any of its officers, directors, managers, employees, shareholders or Affiliates have any commitment or legal obligation, absolute or contingent, to any other person or firm other than Acquiror to sell, assign, transfer or effect a sale of the Assets (other than inventory in the ordinary course of business), to sell or effect a sale of any capital stock of Seller, to effect any merger, consolidation, liquidation, dissolution or other reorganization of Seller, or to enter into any agreement or cause the entering into of an agreement with respect to any of the foregoing. Seller is not now engaged in negotiations with any party other than Acquiror with respect to any of the foregoing.

         4.19.    Intellectual Property.

                  (a) Schedule 4.19(a) sets forth a true and complete list all of Seller's material patents, registered trademarks and registered copyrights related to the Business. Schedule 4.19(a) also sets forth: (i) for each patent, the number, normal expiration date and subject matter for each country in which such patent has been issued, or, if applicable, the application number, date of filing and subject matter for each country, (ii) for each registered trademark and service mark, the application/serial number or registration number, the class of goods covered and the expiration date for each country, and (iii) for each registered copyright, the registration number and expiration date for each country, or, if applicable, the application number and date of filing for each country in which a copyright application has been filed. True and correct copies of all patents and patent applications, trademark and service mark applications and registrations and copyright applications and registrations owned, controlled, filed or used by or on behalf of Seller in the Business or in which Seller has any interest whatsoever and are related to the Business have been provided to Acquiror.

                  (b) Schedule 4.19(b) sets forth a true and complete list of all material license, sublicense and royalty agreements relating to the Intellectual Property related to the Business. A true and correct copy of each such agreement has been delivered to Acquiror. With respect to each item of Intellectual Property required to be identified in Schedule 4.19(a), to Seller's
Knowledge:

                  (i)      all licenses, sublicenses or agreements set forth in
Schedule 4.19(b) are legal, valid, binding, enforceable and in full force and effect;

                  (ii) upon consummation of the transactions contemplated by this Agreement, subject to the attainment of applicable consents set forth on
Schedule 4.4, all licenses, sublicenses or agreements will continue to be legal, valid, binding, enforceable and in full force and effect on terms identical to those in effect as of the date of this Agreement;

                  (iii) neither Seller's nor any other party to any license, sublicense or agreement is in breach or default under any such license, sublicense or agreement or has performed any act or omitted to perform any act, with notice or lapse of time or both, which will become a material breach of default thereunder;

                  (iv) no party to any license, sublicense or agreement has given notice of termination or repudiation of any provision thereof;

                  (v) with respect to each sublicense, the representations and warranties set forth above in subsections 4.19(b)(i)-(iv) are true and correct with respect to the underlying license;

                  (vi) the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree or ruling;

                  (vii) Seller has not granted any sublicense or similar right with respect to the license, sublicense or agreement;

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

                  (viii) except as set forth in Schedule 4.19(b), Seller is not obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner or licensee of, or other claimant to, any Intellectual Property; and

                  (ix) no action, suit, proceeding, hearing, investigation or complaint is pending or is threatened, nor has any claim or demand been made, which challenges the legality, validity, enforceability or ownership of the underlying item of Intellectual Property.

                  (c) Ownership and Protection of Intellectual Property. Seller owns exclusively or, in the case of licensed rights, the valid and enforceable right to use all of the Intellectual Property listed on Schedule 4.19(a) or underlying the licenses set forth on Schedule 4.19(b), and the Intellectual Property will not cease to be valid rights of Seller by reason of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. All of the pending applications have been duly filed. Seller has not received any written notice of invalidity or infringement of any rights of others with respect to such Intellectual Property. Seller has taken all reasonable and prudent steps to protect the Intellectual Property listed on Schedule 4.19(a) from infringement by any other Person. No other Person (i) has the right to use any of Seller's trademarks or service marks on the goods and/or services in connection with which they are now being used either in identical form or in such near resemblance thereto as to be likely, when applied to the goods or services of any such person, to cause confusion with such trademarks or to cause a mistake or to deceive, (ii) has notified Seller in writing that it is claiming any ownership of or right to use any of the Intellectual Property, or (iii) to Seller's Knowledge, is infringing upon, violating or misappropriating any of the Intellectual Property in any way. To Seller's Knowledge, the Intellectual Property does not and will not conflict with, infringe upon, misappropriate or otherwise violate the valid rights of any Person in or to such Intellectual Property, and no Action has been instituted against or written notices received by Seller that are presently outstanding alleging that Seller's use of the Intellectual Property infringes upon, misappropriates or otherwise violates any rights of a Person in or to such Intellectual Property.

                  (d) Liabilities. Seller has no reasonable basis to believe that it has any present or future liability under any agreement to provide indemnification for infringement of any third-party rights or otherwise, or provide updates, enhancements, improvements, modifications, fixes, support or maintenance for any products or Intellectual Property.

                  (e) Trade Secrets. Seller has taken reasonable security measures to protect the secrecy, confidentiality and value of all of its trade secrets and confidential information, including without limitation entering into written agreements with its employees and other persons who may have participated in the development, discovery or invention of any trade secret or have knowledge of or access to any trade secret or confidential information, which such agreements provide for the non-disclosure or trade secrets and confidential information and the transfer of all rights in and to any development, discovery or invention to Seller.

         4.20.    Employee Matters.

                  (a) Disclosure; Delivery of Copies of Relevant Documents and Other Information. Schedule 4.20 contains a complete list of all current Seller Employee Plans and all former Seller Employee Plans under which Acquiror may incur any liability. True and complete copies of each of the following documents have been delivered or made available by Seller to Acquiror: (i) each such Seller Employee Plan and all amendments thereto and the summary plan description for each such plan, and, if none, any written descriptions thereof which have been distributed to Seller's employees, (ii) a complete description of any material Seller Employee Plan which is not in writing, (iii) the most recent determination or opinion letter issued by the Internal Revenue Service with respect to each Seller Employee Plan which is a Pension Plan, and (iv) a description of complete age, salary and service as of December 31, 2002 for employees of Seller as of August 31, 2003.

                  (b) Representations. Except as set forth in Schedule 4.20, Seller represents and warrants as follows:

                           (i)      Pension Plans.

                                    (A)      Neither Seller nor any of its ERISA
Affiliates sponsors, maintains, contributes to or has an obligation to contribute to, or has, within the six (6) year period prior to the Closing Date, sponsored, maintained, contributed to or had an obligation to contribute to, any Pension Plan that is subject to Title IV of ERISA.

                                    (B)      Each Seller Employee Plan which is
a Pension Plan, and each related trust agreement, annuity contract or other funding instrument has been determined by the Internal Revenue Service to be qualified and tax-exempt under the provisions of Code Section 401(a) (or 403(a), as appropriate), and, to the Knowledge of the Seller Parties, nothing has occurred which could reasonably cause the loss of such qualification or tax exemption.

                                    (C)      None of the Assets is, or may
reasonably be expected to become, the subject of any lien arising under ERISA or
Section 412(n) of the Code. Except as set forth on Schedule 4.20, neither Seller nor any ERISA Affiliate has any Liability for unpaid contributions with respect to any Pension Plans subject to Title IV of ERISA.

                           (ii)     Multiemployer Plans. Neither Seller nor any
of its ERISA Affiliates sponsors, maintains, contributes to or has an obligation to contribute to, or has, within the six (6) year period prior to the Closing Date, sponsored, maintained, contributed to or had an obligation to contribute to, any Multiemployer Plan. None of Seller or any of its ERISA Affiliates has any unsatisfied liability due to a complete or partial withdrawal from a Multiemployer Plan or due to the termination or reorganization of a Multiemployer Plan.

                           (iii)    Welfare Plans. Each Seller Employee Plan
which is a Welfare Plan which is a "group health plan," as defined in Section 607(1) of ERISA, has been operated in compliance in all material respects with provisions of Part 6 of Title I, Subtitle B of ERISA and Sections 162(k) and 4980B of the Code at all times.

                           (iv)     Compliance With Law. Each Seller Employee
Plan, and any related trust agreement, annuity contract or other funding instrument, presently complies in all material respects and has been maintained in material compliance with its terms and, both as to form and in operation, with the requirements prescribed by any and all Regulations and Court Orders which are applicable to such plans, including, without limitation, ERISA and the Code.

All contributions required to be made under each Seller Employee Plan as of the date of this Agreement have been timely made or, if not yet due, have been properly reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Financial Statements prior to the date of this Agreement.

                           (v)      No Liability. The consummation of the
transactions contemplated by this Agreement will not give rise to any liability of Acquiror for severance pay, termination pay or any similar payment to any of Seller's employees, including but not limited to any liability related to Seller Employee Plans, bonus payments or any other benefits previously provided by Seller to any of Seller's employees.

                           (vi)     No Foreign Plans. Neither Seller nor any of
its Subsidiaries whose Assets are being transferred pursuant to this Agreement, sponsors, contributes to or has any liability with respect to any employee benefit plan, program or arrangement that provides benefits to non-resident aliens with no United States source income outside of the United States.

         4.21.    Transactions with Certain Persons. Except as set forth on
Schedule 4.21, no officer, director or shareholder of Seller nor any member of any such Person's immediate family and, to the Knowledge of the Seller Parties, no employee of Seller (nor any member of any such employee's immediate family)
(a) is presently, or since January 1, 2002 has been a party to any material transaction with Seller, including, without limitation, any contract, agreement or other arrangement (i) providing for the furnishing of services by, (ii) providing for the rental of real or personal property from, or (iii) otherwise requiring payments to (other than for services as officers, directors or employees of Seller) any such Person or corporation, partnership, trust or other entity in which any such Person has an interest as a stockholder, officer, director, trustee or partner; (b) is presently, or since January 1, 2002 has been engaged in competition with Seller with respect to its business in any material respect; or (c) has presently or since January 1, 2002 has had material business dealings or a material financial interest in any transaction with Seller (other than business dealings or transactions conducted in the ordinary course of the business with Seller at substantially prevailing market prices and on substantially prevailing market terms).

         4.22. Certain Payments. Except with respect to matters which would not reflect or yield a Material Adverse Effect, to the Seller Parties' Knowledge, since January 1, 2002, neither Seller, nor any of its directors, officers or employees or any other Person affiliated with or acting for or on behalf of Seller, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of Seller or any of its Affiliates or (iv) in violation of any Regulations (including, without limitation, the United States Foreign Corrupt Practices' Act), or (b) established or maintained any fund or asset that has not been recorded in the books and records of Seller. Seller has not participated, directly or indirectly, in any boycotts or other similar practices affecting any of its actual or potential customers and has at all times done business in an open and ethical manner.

         4.23.    Tax Matters.

                  (a) Each Taxpayer has timely filed with the appropriate taxing authorities all Tax Returns required to be filed through the date hereof and will timely file any such Tax Returns required to be filed on or prior to the Closing Date. Such Tax Returns are true, complete and accurate in all material respects. To Seller's Knowledge, no claim has ever been made by a taxing authority in a jurisdiction where a Taxpayer does not file Tax Returns that such entity is or may be subject to taxation by that jurisdiction.

                  (b) All Taxes due and payable for which any Taxpayer is liable, whether to taxing authorities or to any other Person or entities, have been timely paid. All Taxes required to be withheld by any Taxpayer have been collected and withheld and have been timely paid to the respective governmental agencies.

                  (c) Except as set forth in Schedule 4.23(c), no deficiencies for Taxes, have been claimed, proposed or assessed by any taxing or other governmental authority against any Taxpayer and there are no pending or, to the Seller Parties' Knowledge, threatened, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters. No extension of a statute of limitations relating to Taxes is in effect with respect to any Taxpayer. All deficiencies asserted or assessments made as a result of any examination have been fully paid.

                  (d) There are no liens for Taxes (other than for current Taxes not yet due and payable) on any of the Assets.

                  (e) None of the Assets is property that is required to be treated as being owned by any other person pursuant to the so-called safe harbor lease provisions of former Section 168(f)(8) of the Code.

                  (f) None of the Assets directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code.

                  (g) None of the Assets is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

                  (h) Seller is not a person other than a United States person within the meaning of the Code.

                  (i) The transaction contemplated herein is not subject to the tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code or of any other provision of law.

         4.24. Insurance. Schedule 4.24 contains a complete and accurate list of all policies or binders of fire, liability, title, worker's compensation, product liability (which list shall be for three years) and other forms of insurance (showing as to each policy or binder the carrier, policy number, coverage limits, expiration dates, annual premiums, a general description of the type of coverage provided, loss experience history by line of coverage) maintained by Seller on the Business, the Assets or its employees. True and correct copies of all such policies or binders have been delivered to Acquiror. To Seller's Knowledge, all insurance coverage applicable to Seller, the Business or the Assets is in full force and effect. There is no material Default under any such coverage nor has there been any failure to give notice or present any material claim under any such coverage in a due and timely fashion. There are no outstanding unpaid premiums except in the ordinary course of business and no notice of cancellation or nonrenewal of any such coverage has been received. All products liability, general liability and workers' compensation insurance policies maintained by Seller have been occurrence policies and not claims made policies. There are no outstanding performance bonds covering or issued for the benefit of Seller. No insurer has advised Seller in writing that it intends to reduce coverage, increase premiums or fail to renew existing policy or binder.

         4.25. Accounts Receivable. The accounts receivable set forth on the Interim Balance Sheet, and all accounts receivable arising since the Interim Balance Sheet Date, represent bona fide claims of Seller against debtors for sales, services performed or other charges arising on or before the date hereof, and all the goods delivered and services performed which gave rise to said accounts were delivered or performed in accordance with the applicable orders, Contracts or customer requirements. Said accounts receivable are subject to no defenses, counterclaims or rights of setoff, except to the extent of the appropriate reserves for bad debts on accounts receivable as set forth on the Interim Balance Sheet and, in the case of accounts receivable arising since the Interim Balance Sheet Date, to the extent of a reasonable reserve rate for bad debts on accounts receivable which is not greater than the rate reflected by the reserve for bad debts on the Interim Balance Sheet. As of the Closing Date, the Accounts Receivable set forth on the Pre-Closing Balance Sheet will represent bona fide claims of Seller against debtors for sales, services performed or other charges arising on or before the date hereof, and all the goods delivered and services performed which gave rise to said accounts were delivered or performed in accordance with the applicable orders, Contracts or customer requirements. Said Accounts Receivable will be subject to no defenses, counterclaims or rights of setoff, except to the extent of the appropriate reserves for bad debts on Accounts Receivable as set forth on the Pre-Closing Balance Sheet.

         4.26. Other Current Assets. Schedule 4.26 contains a complete and accurate list of all unbilled receivables, deferred costs, prepaid assets and other current assets (other than accounts receivable) set forth on the Interim Balance Sheet. The unbilled receivables, deferred costs, prepaid assets and other current assets (other than accounts receivable) as set forth (a) on the Interim Balance Sheet or arising since the Interim Balance Sheet Date and (b) as of the Closing Date, on the Pre-Closing Balance Sheet, respectively are valued at reasonable amounts based on the normal valuation policy of Seller in accordance with GAAP. None of such unbilled receivables, deferred costs, prepaid assets or other current assets are subject to write-off or write-down, except for such items which have been written down to realizable market value, or for which adequate reserves have been provided, in the Interim Balance Sheet and in the Pre-Closing Balance Sheet, respectively. All unbilled receivables, deferred costs, prepaid assets and other current assets (other than accounts receivable) will, when converted to accounts receivable, if applicable, represent bona fide claims of Seller against debtors for sales, services performed or other charges arising on or before the Closing Date, and all the goods delivered and services performed which gave rise to said accounts were delivered or performed in accordance with the applicable orders, Contracts or customer requirements. Said accounts receivable will be subject to no defenses, counterclaims or rights of setoff, except to the extent adequate reserves have been provided in the Interim Balance Sheet and in the Pre-Closing Balance Sheet, respectively.

         4.27. Customers and Suppliers. Schedule 4.27 sets forth a complete and accurate list of the names and addresses of Seller's (a) the ten (10) largest customers (including advertisers) of Seller based on dollar revenues to Seller during Seller's 2002 fiscal year, showing the approximate total revenues in dollars to Seller from each such customer during such fiscal year; and (b) the ten (10) largest suppliers of Seller based on dollar purchases during Seller's 2002 fiscal year, showing the approximate total purchases in dollars by Seller from each such supplier during such fiscal year. Since the Interim Balance Sheet Date, except as set forth on Schedule 4.27, there has been no Material Adverse Change in the business relationship of Seller with any customer or supplier named on Schedule 4.27. Seller has not received any communication from any customer or supplier named on Schedule 4.27 of any intention to terminate or materially reduce purchases from or supplies to Seller.

         4.28.    Compliance with Environmental Laws. Except as disclosed on
Schedule 4.28, (a) to Seller's Knowledge, Seller is now and has always been in material compliance with all applicable Environmental Laws; (b) to Seller's Knowledge, Seller has not used, generated, treated, stored, transported, disposed of, released, or handled hazardous substances except in material compliance with all applicable Environmental Laws; (c) to Seller's Knowledge, there is no site to which Seller has arranged the transport of hazardous substances which is the subject of an environmental action, (d) Seller has not received any written notice of any alleged non-compliance with, or alleged responsibility or potential responsibility under, any Environmental Law, nor is Seller aware (to Seller's Knowledge) of any information which might reasonably be expected to form the basis of such a notice, and (e) Seller has not released or indemnified (other than indemnification obligations pursuant to Facility Leases or in connection with third party loans) any other person or entity from claims or liability under any Environmental Law nor has Seller waived any rights concerning any claims under any Environmental Law.

         4.29.    Billings. Except as set forth in Schedule 4.29, to Seller's
Knowledge: Seller has not made any billings whatsoever to its customers or clients for services to be provided or products to be sold after the Closing; all client deposits held by Seller arose from written agreements between Seller and the remitting client, are correct as to amount, and no such client has notified Seller of its intention to seek a refund of its deposit; all such client deposits were received by Seller in cash, in the ordinary course of business. Except as set forth in Schedule 4.29, as of the date of this Agreement, to the Knowledge of the Seller Parties, no party to any such agreement has defaulted in any of its material obligations thereunder, and no client is in default of its payment obligations on invoices for services previously rendered or products previously sold by Seller. Except as set forth in Schedule 4.29, to Seller's Knowledge, the open purchase orders of Seller were entered into by Seller in good faith, in accordance with past practices, in the ordinary course of business, and with the exception of routine cancellations in the ordinary course of business, such open purchase orders were, and to the extent any such order remains unfilled as of the date of this Agreement, are, in full force and effect. There is no outstanding bid, proposal, Contract or unfilled order which will or would, if accepted, have a Material Adverse Effect.

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

         4.30. Banking Relationships. Schedule 4.30 sets forth a complete and accurate description of all arrangements that Seller has with any banks, savings and loan associations or other financial institutions providing for checking accounts, safe deposit boxes, borrowing arrangements, and certificates of deposit or otherwise, indicating in each case account numbers, if applicable, and the person or persons authorized to act or sign on behalf of Seller in respect of any of the foregoing.

         4.31. Investment Intent. The Acquiror Parties' willingness to agree to the provisions of Section 2.4 and Section 2.7(c) and the issuance of Parent's Common Stock to Seller contemplated thereby is made in reliance upon the Seller Parties' representations set forth in this Section 4.31 as of the date hereof and as of each date (if any) on which shares of Parent's Common Stock are required to be issued:

                  (a) Acquisition Entirely for Own Account. Seller Parties hereby confirm, that any Parent's Common Stock required to be issued to Seller will be acquired for investment for the Seller's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Seller has no (and at the time of issuance will have no) intention of selling, granting any participation in, or otherwise distributing the same other than as may be permitted by applicable securities laws. By executing this Agreement, the Seller Parties further represent that they do not have and will not enter into any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Parent's Common Stock other than as may be permitted by applicable securities laws. The Seller has not been formed for the specific purpose of acquiring the Parent's Common Stock.

                  (b) Disclosure of Information. The Seller Parties have had an opportunity to discuss the Parent's business, management, financial affairs with the Parent's management and have had an opportunity to review the Parent's facilities and to ask questions and receive answers concerning the Parent's Common Stock and the terms under which shares of the Parent's Common Stock would be issued pursuant to this Agreement.

                  (c) Restricted Securities. The Seller Parties understand that the shares of Parent's Common Stock issued pursuant to this Agreement have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Seller Parties' representations as expressed herein. The Seller Parties understand that the shares of Parent's Common Stock are "restricted securities" under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Seller Parties must hold the Parent's Common Stock indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Seller Parties acknowledge that Parent has no obligation to register or qualify the Parent's Common Stock for resale except as provided in the Registration Rights Agreement. The Seller Parties further acknowledge that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Parent's Common Stock, and on requirements relating to the Parent

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

which are outside of the Seller Parties' control, and which the Parent is under no obligation and may not be able to satisfy.

                  (d) Legends. The Seller Parties understand that the Parent's Common Stock, and any securities issued in respect of or exchange for the Parent's Common Stock, may bear one or all of the following legends:

                           (i)      "THE SHARES REPRESENTED BY THIS CERTIFICATE
HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933."

                           (ii)     Any legend required by the Blue Sky laws of
any state to the extent such laws are applicable to the shares represented by the certificate so legended.

                  (e) Accredited Investor. Each Seller Party and each member of Seller is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

                                   ARTICLE V.

             REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR PARTIES

                  Each of the Acquiror Parties jointly and severally hereby represents and warrants to Seller as follows, which representations and warranties are, as of the date hereof, and will be, as of the Closing Date, true and correct:

         5.1. Organization of the Acquiror Parties. Each of Parent and Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full power and authority to own and lease its properties and assets and conduct its business as its is presently being conducted. Parent is the sole shareholder of Acquiror. Each of Parent and Acquiror is duly qualified to do business and is in good standing in each jurisdiction in which its right, title and interest in or to any of the assets held by it, or the conduct of its business, requires such qualification except where failure to be so qualified or in good standing, would not, individually or in the aggregate, have a material adverse effect on the condition (financial or otherwise), liabilities, operations or results of operations of Parent or Acquiror, as applicable.

         5.2. Authorization. Each of Parent and Acquiror has all requisite power and authority, and has taken all action necessary, to execute and deliver this Agreement and the Ancillary Agreements, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the

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

Ancillary Agreements by each of Parent and Acquiror and the consummation by Parent and Acquiror of the transactions contemplated hereby and thereby have been duly approved by their respective boards of directors. No other corporate proceedings on the part of the Acquiror Parties are necessary to authorize this Agreement and the Ancillary Agreements to which each of the Acquiror Parties is a party and the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Acquiror Parties and is, and upon execution and delivery the Ancillary Agreements will be, legal, valid and binding obligations of the Acquiror Parties, enforceable against each of the Acquiror Parties in accordance with their terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditor's rights generally or by equitable principles (whether considered in an action at law or in equity).

         5.3. No Conflict or Violation. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by the Acquiror Parties with any of the provisions hereof, will (a) violate or conflict with any provision of the Organizational Documents of the Acquiror Parties, (b) violate, conflict with, or result in or constitute a Default under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Encumbrance upon any of the Acquiror Parties' assets under, any of the terms, conditions or provisions of any contract, indebtedness, note, bond, indenture, security or pledge agreement, commitment, license, lease, franchise, permit, agreement, authorization, concession, or other instrument or obligation to which either of the Acquiror Parties is a party or (c) violate any Regulation or Court Order.

         5.4. SEC Filings. Parent has filed all forms, reports and documents, together with any amendments to be made with respect thereto that are required to be filed by Parent with the Securities and Exchange Commission ("SEC") since January 1, 2002. All such required forms, reports and documents (together with any amendments required to be made with respect thereto (including those forms, reports, documents and amendments) that Parent may file subsequent to the date hereof) are referred to herein as the "Parent SEC Reports." As of their respective dates, the Parent SEC Reports, including the financial statements, exhibits and schedules thereto (i) were prepared in all material respects in accordance with the requirements of the Securities Act of 1933, as amended or the Exchange Act of 1934, as amended, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed Parent SEC Report.

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

                                  ARTICLE VI.

            COVENANTS OF THE SELLER PARTIES AND THE ACQUIROR PARTIES

                  The Seller Parties and the Acquiror Parties each covenant with the other as follows:

         6.1.     Confidentiality and Non-Competition.

                  (a) Seller Parties acknowledge that they have knowledge of certain Confidential Information and that such Confidential Information is confidential and proprietary to the Business and constitutes valuable trade secrets of the Business, which affect, among other things, the successful conduct, furtherance and protection of the Business and related goodwill. Seller Parties acknowledge that the unauthorized use or disclosure of such Confidential Information is likely to be highly prejudicial to the interests of the Acquiror Parties or their customers, clients and patrons, an invasion of privacy, or an improper disclosure of trade secrets. Seller Parties agree that a substantial portion of the Purchase Price is being paid for such Confidential Information and that it represents a substantial investment having great economic and commercial value to the Acquiror Parties, and constitutes a substantial part of the value to the Acquiror Parties of the Business. Seller Parties further acknowledge that the Acquiror Parties would be irreparably damaged if any of the Confidential Information was disclosed to, or used or exploited on behalf of, any Person other than the Acquiror Parties or any of their Affiliates. Accordingly, Seller Parties covenant and agree that they shall not, directly or indirectly, and shall use their best efforts to ensure that any agents, Affiliates and any other persons acting on either Seller Party's behalf (Seller Parties and such agents, Affiliates and other persons with respect to either Seller Party being collectively referred to as the "Restricted Persons") do not, without the prior written consent of the Acquiror Parties, disclose, use, exploit, furnish or make accessible to anyone or any other entity, any such Confidential Information, for the benefit of any such Restricted Person or of any third party, at any time for so long as such information shall remain secret or confidential or otherwise remain wholly or partially protectable except that Seller Parties may use or exploit a particular item of Confidential Information if and to the extent (but only if and to the extent) that such item is:

                           (i)      or becomes generally known on a
non-confidential basis to persons in the industry, through no wrongful act of any Restricted Person, in which the Acquiror Parties are engaged and is part of the public domain;

                           (ii)     or was within a Restricted Person's
possession prior to its being furnished to such Restricted Person by or on behalf of the Seller Parties or the Acquiror Parties, provided that the source of such information was not known by such Restricted Person to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to either the Seller Parties or the Acquiror Parties or any other Person with respect to such information; or

                           (iii)    or becomes available to a Restricted Person
on a non-confidential basis from a source other than one of the Seller Parties or one of the Acquiror Parties or any of their respective Representatives, provided that such source is not bound by a confidentiality

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

agreement with or other contractual, legal or fiduciary obligation of confidentiality to either the Seller Parties or the Acquiror Parties or any other Person with respect to such information.

                  (b) Seller Parties hereby acknowledge that the Acquiror Parties will invest substantial time, money and resources in acquiring the Business, as well as in the development and retention of Seller's inventions, Confidential Information, customers, accounts and business partners of Seller. Therefore, Seller Parties hereby agrees that, if allowed to participate in a competitive business in violation of this Section 6.1(b), Seller Parties would substantially impair the value of the Assets being acquired by Acquiror. Seller Parties agree that for a two (2) year period following the Closing Date, Seller Parties shall not in any capacity, or in association with others, directly or indirectly, as advisor, agent, owner, partner, stockholder, beneficial owner or in any other capacity, for the benefit of any of such Seller Parties or their respective Affiliates:

                           (i)      engage in the Business or in any business
activity that in any manner whatsoever competes with the Business in any state of the United States or elsewhere (the "Competitive Activities");

                           (ii)     own any interest in, manage, operate, join
or control any business or organization that engages in a Competitive Activity;

                           (iii)    solicit for employment, employ or engage any
person or entity who is employed by Seller on the date hereof or prior to the Closing Date and becomes employed by Acquiror on the Closing Date; or

                           (iv)     solicit or entice suppliers or customers of
the Business, Acquiror or an Affiliate of Acquiror to cease doing business with or reduce its relationship with Acquiror or an Affiliate of Acquiror.

If a court determines that the restrictions set forth in Sections 6.1(b) above are too broad or otherwise unreasonable under applicable law, including with respect to time or geographical scope, the court is hereby requested and authorized by the parties without further action by the parties hereto to revise the restrictions in Section 6.1(b) to include the maximum restrictions allowed under the applicable law.

                  (c) Seller Parties hereby expressly acknowledge that the covenants contained in this Section 6.1 are integral to the purchase of the Assets by Acquiror and that without the protection of such covenants, the Acquiror Parties would not have entered into this Agreement. Seller Parties hereby further acknowledge that money damages will be impossible to calculate and may not adequately compensate the Acquiror Parties in connection with an actual or threatened breach of the provisions of this Section 6.1. Accordingly, on their own behalf and on behalf of each of the other Restricted Persons, Seller Parties hereby expressly waive all rights to raise the adequacy of the Acquiror Parties' remedies at law as a defense if the Acquiror Parties seek to enforce by injunction or other equitable relief the due and proper performance and observance of the provisions of this Section 6.1. In addition, the Acquiror Parties shall be entitled to pursue any other available remedies at law or equity, including the recovery of money damages, in respect of the actual or threatened breach of the provisions of this Section 6.1. Seller Parties hereby expressly waive any right to assert inadequacy of consideration as a defense

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

to enforcement of the confidentiality covenants in this Section 6.1 should such enforcement ever become necessary.

         6.2. Further Assurances. Upon the terms and subject to the conditions contained herein, the parties agree, both before and after the Closing (a) to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements, (b) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder or thereunder, and (c) to cooperate with each other in connection with the foregoing. Without limiting the foregoing, the parties agree to use their respective commercially reasonable efforts (a) to obtain all necessary waivers, consents and approvals necessary or desirable for the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements from other parties to the Contracts and Personal Property Leases , (b) to obtain all necessary Permits as are required to be obtained under any Regulations, (c) to defend all Actions challenging this Agreement or the consummation of the transactions contemplated hereby, (d) to lift or rescind any injunction or restraining order or other Court Order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, (e) to give all notices to, and make all registrations and filings with third parties, including, without limitation, submissions of information requested by governmental authorities, (f) to obtain any clearance certificate or similar document(s) which may be required by any state taxing authority to relieve Acquiror of any obligations to withhold any portion of the Purchase Price to be paid to Seller pursuant to this Agreement and (g) prior to the Closing, to fulfill all conditions to this Agreement.

         6.3. No Solicitation. The Seller Parties shall not, and each of the Seller Parties shall cause each of their respective Representatives (including, without limitation, investment bankers, attorneys and accountants), not to, directly or indirectly, enter into, solicit, initiate or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any other way with, any corporation, partnership, person or other entity or group, other than the Acquiror Parties and their Representatives, concerning any sale of all or a portion of the Assets, or of any equity interest in Seller, or any merger, consolidation, liquidation, dissolution or similar transaction involving Seller (each such transaction being referred to herein as a "Proposed Acquisition Transaction"). The Seller Parties shall not, directly or indirectly, through any officer, director, employee, Representative, agent or otherwise, solicit, initiate or encourage the submission of any proposal or offer from any Person or entity relating to any Proposed Acquisition Transaction or participate in any negotiations regarding, or furnish to any other person any information with respect to Seller for the purposes of, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to seek or effect a Proposed Acquisition Transaction. The Seller Parties hereby jointly and severally represent and warrant that none of them is now engaged in negotiations with any party other than the Acquiror Parties with respect to any of the foregoing. The Seller Parties shall promptly advise such prospective purchaser or soliciting party, by written notice (with a copy to the Acquiror Parties), of the terms of this Section 6.3 and will promptly notify the Acquiror Parties (orally and in writing) if any such offer, or any inquiry or contact with any Person with respect thereto, is made and shall provide the Acquiror Parties with a copy of such

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

offer, the terms of any proposal, including, without limitation, the identity of the prospective purchaser or soliciting party, and shall keep the Acquiror Parties informed on the status of any negotiations regarding such offer. The Seller Parties agree not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which Seller is a party.

         6.4. Notification of Certain Matters. From the date hereof through the Closing, each Party shall give prompt notice to the other Party (the party giving such notice being referred to as the "Notifying Party") (in the case of any Seller Party, such obligation shall arise only upon receipt of actual knowledge by any of Grossfield, Johnson or Michael Jacobson and in the case of Acquiror, such obligation shall arise only upon receipt of actual knowledge by Donald A. Kurz or Teresa L. Tormey) of the occurrence, or failure to occur from the date hereof to the Closing, of any event which occurrence or failure would be likely to cause the closing conditions set forth in Section 8.1 and Section 9.1, respectively, hereof not to be satisfied as of the Closing Date or of any material breach of a representation, warranty of covenant; provided, however, that such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or to satisfy any condition. From the date hereof through the Closing, the Seller Parties shall promptly notify Acquiror upon receipt of actual Knowledge by any of Grossfield, Johnson or Michael Jacobson of any Default or threat or commencement of any Action, in either case that could in any way materially affect Seller or the Business.

         6.5. Investigation by the Acquiror Parties. From the date hereof through the Closing Date:

                  (a) Seller shall, and shall cause its officers, directors, employees and agents to, afford the Representatives of the Acquiror Parties and their Affiliates reasonable access on at least two (2) days prior notice to Seller and the Business for the purpose of inspecting the same, and to the officers, managers, attorneys, accountants, properties, Books and Records and Contracts of Seller, and shall furnish the Acquiror Parties and their Representatives all financial, operating and other data and information as the Acquiror Parties or their Affiliates, through their respective Representatives, may reasonably request, including an unaudited balance sheet and the related statements of operations, retained earnings and cash flow for each month from the date hereof through the Closing Date within ten (10) calendar days after the end of each month which financial statements shall (i) be true, correct and complete, (ii) be in accordance with the books and records of Seller and (iii) accurately set forth the assets, Liabilities and financial condition, results of operations and other information purported to be set forth therein in accordance with GAAP consistently applied.

                  (b) Following the Closing Date, the Seller Parties shall provide Parent and its independent accountants reasonable access to the records and personnel of the Seller Parties for the purpose of enabling Parent to prepare audited and unaudited financial statements of Seller and the Business that are required to be filed by Acquiror under the Exchange Act, and shall cooperate with Acquiror in connection with the foregoing.

         6.6. Conduct of Business. Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Seller shall conduct its business in the ordinary course of business, consistent with past practices, and the Shareholders and Seller will not, and the Shareholders will cause Seller not to, without the prior consent of

Acquiror, take any affirmative action, or fail to take any reasonable action within their control, as a result of which any of the changes or events listed in Section 4.5 is likely to occur.

         6.7.     Employee Matters.

                  (a) Acquiror shall employ those of Seller's employees whom Acquiror may select and hire, in Acquiror's sole discretion (such employees are hereinafter referred to as the "Rehired Employees"), which offers shall be on terms and conditions which Acquiror shall determine in its sole discretion. Seller shall terminate the employment of all Rehired Employees immediately prior to the Closing and shall cooperate with and use its best efforts to assist Acquiror in its efforts to secure satisfactory employment arrangements with the Rehired Employees.

                  (b) Seller shall comply with the requirements of the WARN Act with respect to any "plant closing" or "mass layoff", as those terms are defined in WARN Act, which may result from Seller's termination of the employment of any of the employees of the Business in connection with Seller's sale of the Assets to Acquiror or any of the other transactions contemplated by this Agreement.

                  (c) Seller shall be solely responsible for all of the Employee Plans and all obligations and liabilities thereunder. Acquiror shall not assume any of the Employee Plans or any obligation or liability thereunder.

                  (d) Nothing contained in this Agreement shall confer upon any Rehired Employee any right with respect to continuance of employment by Acquiror, nor shall anything herein interfere with the right of Acquiror to terminate the employment of any of the Rehired Employees at any time, with or without cause, or restrict Acquiror in the exercise of its independent business judgment in modifying any of the terms and conditions of the employment of the Rehired Employees.

                  (e) No provision of this Agreement shall create any third party beneficiary rights in any Rehired Employee, any beneficiary or dependents thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and benefits that may be provided to any Rehired Employee by Acquiror or under any benefit plan which Acquiror may maintain.

                  (f) Concurrently with the Closing, Acquiror and Grossfield shall enter into an Employment Agreement in the form attached hereto as Exhibit K.

         6.8. Corporate Name of Seller. Promptly following the Closing, the Seller Parties hereby acknowledge and agree to change the name of Seller or any Affiliate of the Seller Parties that contains the name "Johnson Grossfield" or the initials "JGI", and upon effectuating the change of the name of Seller and any such Affiliate of the Seller Parties, each of the Seller Parties hereby acknowledges and agrees that it shall cease using the name "Johnson Grossfield, Inc." (or any name containing the name "Johnson Grossfield or the initials "JGI") in connection with any business conducted by such party.

         6.9. Interim Services and Facilities Agreement. Concurrently with the Closing, the Seller and the Acquiror Parties will enter into the Interim Services and Facilities Agreement providing for the use by Acquiror of Seller's facilities and equipment, the use by Acquiror of services of Seller personnel who are not Rehired Employees, and the use by Seller of services of certain Acquiror personnel, all for the period commencing on the Closing Date and continuing through December 31, 2004.

         6.10. Additional Holdback Escrow. The Seller Parties covenant and agree that subject to the occurrence of a Release Trigger (as defined in the Escrow Indemnification Agreement), the Acquiror Parties shall be entitled to recover from the Seller Parties, jointly and severally, damages equal to the amount by which the EBITDA of the Business during any year of the Earnout Period falls below Base EBITDA, up to a maximum aggregate liability of the Seller Parties of Seven Hundred Fifty Thousand Dollars ($750,000) (the "Payback Mechanism"). Any amount actually paid to the Acquiror Parties in any year under the Payback Mechanism will be added back to EBITDA for purposes of calculating Earnout Payments in subsequent years. The obligation of the Seller Parties under the Payback Mechanism will be secured by an "Additional Holdback" consisting of
(a) any Holdback Amount remaining after final determination of the Adjustment Amount pursuant to Section 2.6 hereof (i.e., the Adjustment Amount is positive or if negative, is less than the Holdback amount), plus (b) a deposit of cash by the Seller Parties in an amount equal to the difference between the remaining Holdback Amount and Two Hundred Fifty Thousand Dollars ($250,000), plus (c) the Escrow Amount, plus (d) a deposit of cash by the Acquiror Parties from Earnout Payments otherwise payable to the Seller, in an amount not to exceed Five Hundred Thousand Dollars ($500,000), equal to any Damages paid by the Seller Parties for Claims under Article X, all as provided in the Escrow Indemnification Agreement. The Additional Holdback will be held by the Escrow Agent under the Escrow Indemnification Agreement. The Additional Holdback will be released, and the potential liability of the Seller Parties pursuant to the Payback Mechanism will be terminated upon the earlier of (i) the occurrence of a Release Trigger or (ii) the final determination of 2008 EBITDA and payment to the Seller Parties of any amount due under the Payback Mechanism for 2008.

                                  ARTICLE VII.
                             CONSENTS TO ASSIGNMENT

         7.1. Consents to Assignment. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any of the Contracts, Personal Property Leases or Permits or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a Default thereunder or in any way adversely affect the rights of Acquiror thereunder or thereto. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would affect the rights thereunder so that Acquiror would not receive all such rights, each Party will use its respective commercially reasonable efforts to provide to Acquiror the benefits and relieve Seller of the burdens of such Contract, Lease or Permit, including, without limitation, enforcement for the benefit of Acquiror of any and all rights of the Seller Parties (and the extinguishment of the burdens of Seller) against a third party thereto arising out of the Default or cancellation by such third party or otherwise. Nothing in this Section 7.1 shall affect Acquiror's right to terminate this Agreement under Section 11.1 in the

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event that any required consent or approval to the transfer of any of the Assets set forth on Schedule 9.2 is not obtained.

                                 ARTICLE VIII.

                  CONDITIONS TO THE SELLER pARTIES' OBLIGATIONS

                  The obligations of the Seller Parties to consummate the transactions provided for hereby are subject, in the discretion of the Seller Parties, to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by the Seller Parties:

         8.1. Representations, Warranties and Covenants. All representations and warranties of the Acquiror Parties contained in this Agreement shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date (in each case without giving effect to materiality qualifications or material adverse effect qualifications) and the Acquiror Parties shall have performed and satisfied in all respects all agreements and covenants required hereby to be performed by them prior to or on the Closing Date; provided that this condition will be deemed satisfied unless any such failure to so perform and/or the inaccuracy of any representation, individually or in the aggregate, has resulted in or would reasonably be expected to result in a material adverse effect.

         8.2. No Actions or Court Orders. No suit, action, investigation, inquiry or other proceeding by any governmental body or other Person or legal or administrative proceeding shall have been instituted or threatened which seeks to restrain, enjoin, prevent the consummation of or otherwise materially affect the transactions contemplated by this Agreement or which questions the validity or legality of the transactions contemplated hereby or the ability of Seller to transfer the Assets free and clear of any Encumbrances other than Permitted Encumbrances.

         8.3. Authorization. Seller shall have received from the Acquiror Parties a copy of resolutions adopted by the boards of directors of the Acquiror Parties approving this Agreement and the Ancillary Agreements to which each of the Acquiror Parties is a party and the transactions contemplated hereby or thereby, certified by each of the Acquiror Parties' corporate secretary.

         8.4. Ancillary Agreements. Acquiror shall have executed and delivered the Ancillary Agreements to which each of the Acquiror Parties is a party.

         8.5. Other Deliveries. Seller shall have received from the Acquiror Parties each of the documents set forth in Section 3.2(a) and each of the documents set forth in Section 3.3 to which each of the Acquiror Parties is a party.

                                  ARTICLE IX.

                 CONDITIONS TO THE ACQUIROR PARTIES' OBLIGATIONS

                  The obligations of the Acquiror Parties to consummate the transactions provided for hereby are subject, in the discretion of the Acquiror Parties, to the satisfaction, on or prior to

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

the Closing Date, of each of the following conditions, any of which may be waived by the Acquiror Parties:

         9.1. Representations, Warranties and Covenants. All representations and warranties of the Seller Parties contained in this Agreement shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date (in each case without giving effect to materiality qualifications or Material Adverse Effect qualifications) and the Seller Parties shall have performed and satisfied in all respects all agreements and covenants required hereby to be performed by it prior to or on the Closing Date.

         9.2. Consents; Regulatory Compliance and Approvals. The consents set forth on Schedule 9.2 necessary for the conveyance of the Assets or the valid consummation of the transactions contemplated hereby shall have been obtained, and Acquiror shall have received evidence reasonably satisfactory to it of the release of all liens or other Encumbrances on the Assets.

         9.3. No Actions or Court Orders. No suit, action, investigation, inquiry or other proceeding by any governmental body or other Person or legal or administrative proceeding shall have been instituted or threatened which seeks to restrain, enjoin, prevent the consummation of or otherwise materially affect the transactions contemplated by this Agreement or which questions the validity or legality of the transactions contemplated hereby or the ability of Seller to transfer the Assets free and clear of any Encumbrances.

         9.4. Material Changes. Since the Interim Balance Sheet Date, there shall not have been any Material Adverse Change not reflected on Schedule 4.5.

         9.5. Other Deliveries. Acquiror shall have received from the Seller Parties or such other parties each of the documents set forth in Section 3.2(b) and each of the documents set forth in Section 3.3.

                                   ARTICLE X.

                 ACTIONS BY THE SELLER PARTIES AND THE ACQUIROR
                            PARTIES AFTER THE CLOSING

         10.1.    Books and Records; Tax Matters.

                  (a) Books and Records. Each party agrees that it will cooperate with and make available to the other parties, during normal business hours, all Books and Records, information and employees (without substantial disruption of employment) retained and remaining in existence after the Closing which are necessary or useful in connection with any tax inquiry, audit, investigation or dispute, any litigation or investigation or any other matter requiring any such Books and Records, information or employees for any reasonable business purpose. The party requesting any such Books and Records, information or employees shall bear all of the out-of-pocket costs and expenses (including, without limitation, attorneys' fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing such Books and Records, information or employees. All information received pursuant to this Section 10.1(a) shall be subject to provisions set forth in
Section 6.1 above.

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

                  (b) Cooperation and Records Retention. The Seller Parties and the Acquiror Parties shall each provide the other with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, audit, or other examination by any taxing authority or judicial or administrative proceedings relating to Liability for Taxes.

         10.2. Survival of Representations, Etc. All of the representations, warranties, covenants and agreements made by each party in this Agreement or in any attachment, Exhibit, the Disclosure Schedule, certificate, document or list delivered by any such party pursuant hereto shall survive the Closing for a period of (and claims based upon or arising out of such representations, warranties, covenants and agreements may be asserted at any time before the date which shall be) two (2) years following the Closing, except with respect to the representations and warranties set forth in Section 4.1 and Section 4.3, which shall survive indefinitely and the representations and warranties set forth in
Section 4.23 and Section 4.28 which shall survive until thirty (30) days following the expiration of the applicable statute of limitations (with extensions) with respect to the matters addressed in such sections. The Seller Parties, on the one hand, and the Acquiror Parties, on the other hand, shall be entitled to rely upon the representations and warranties of the Acquiror Parties or the Seller Parties, as applicable, set forth in this Agreement. The termination of the representations and warranties provided herein shall not affect the rights of a party in respect of any Claim made by such party in a writing received by the applicable party prior to the expiration of the applicable survival period provided herein.

         10.3.    Indemnification.

                  (a) By the Seller Parties. Each of the Seller Parties, jointly and severally, shall indemnify, save and hold harmless each of the Acquiror Parties, their Affiliates and subsidiaries and their respective Representatives (collectively, the "Acquiror Indemnitees"), from and against any and all costs, losses (including, without limitation, diminution in value), Taxes, Liabilities, obligations, damages, lawsuits, deficiencies, claims, demands, and expenses (whether or not arising out of third-party claims), including, without limitation, interest, penalties, costs of mitigation, losses in connection with any Environmental Law (including, without limitation, any clean-up or remedial action), Liabilities arising under or relating to the Employee Plans or employees or former employees of Seller, lost profits and other losses resulting from any shutdown or curtailment of operations, damages to the environment, attorneys' fees and all amounts paid in investigation, defense or settlement of any of the foregoing (herein, "Damages"), incurred in connection with, arising out of, resulting from or incident to (i) any breach of any representation or warranty or the inaccuracy of any representation made by any of the Seller Parties in this Agreement; (ii) any breach of any covenant or agreement made by any of the Seller Parties in this Agreement; (iii) any Excluded Liability; (iv) any Damages arising prior to the Closing Date of any nature (absolute, accrued, contingent or otherwise) of Seller, or any ERISA Affiliate of Seller arising under or related to any Employee Plan; (v) any product shipped or manufactured by, or any services provided by Seller prior to the Closing Date; (vi) any Liability (other than the Assumed Liabilities) imposed upon Acquiror by reason of Acquiror's status as transferee of the Business or the Assets; (vii) any Liability (other than the Assumed Liabilities) imposed upon the Acquiror Indemnitees by reason of and to the extent arising from Seller's conduct of the Business on or prior to the Closing Date; or (viii) any claim by any Person for brokerage or finder's fees or commissions or

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

similar payments based upon any agreement or understanding alleged to have been made by any such Person with any of the Seller Parties (or any Person acting on their behalf) in connection with any transactions contemplated by this Agreement.

                  The term "Damages" as used in this Section 10.3 is not limited to matters asserted by third parties against Seller or Acquiror, but includes Damages incurred or sustained by Seller or Acquiror in the absence of third-party claims. Payments by a party of amounts for which such party is indemnified hereunder shall not be a condition precedent to recovery.

                  (b) By the Acquiror Parties. Acquiror shall indemnify and save and hold harmless Seller, its Affiliates, and its Representatives (collectively, the "Seller Indemnitees") from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to (i) any breach of any representation or warranty or the inaccuracy of any representation, made by Acquiror in or pursuant to this Agreement; (ii) any breach of any covenant or agreement made by Acquiror in or pursuant to this Agreement; (iii) from and after the Closing, any Assumed Liability; or (iv) any Liability (other than the Excluded Liabilities) imposed upon the Seller Indemnitees by reason of and to the extent arising from Acquiror's conduct of the Business after the Closing Date.

                  (c) Cooperation. The indemnified party shall cooperate in all reasonable respects with the indemnifying party and such attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; provided, however, that the indemnified party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The parties shall cooperate with each other in any notifications to insurers.

                  (d)      Claims Between the Parties. References in this
Article X to "indemnifying party" shall be deemed references to Seller and the Shareholders, jointly and severally, when an Acquiror Indemnitee is the indemnified party and to Parent and Acquiror, jointly and severally, when a Seller Indemnitee is the indemnified party. If a claim for Damages (a "Claim") is to be made by a party entitled to indemnification hereunder against the indemnifying party, the party claiming such indemnification shall, subject to
Section 10.3, give written notice (a "Claim Notice") to the indemnifying party as soon as practicable after the party entitled to indemnification becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Section 10.2.

                  (e) Defense of Third-Party Claims. If any lawsuit or enforcement action is filed by a third party against any party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the indemnifying party as promptly as practicable (and in any event within fifteen
(15) calendar days after the service of the citation or summons). The failure of any indemnified party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the indemnifying party demonstrates actual damage caused by such failure. After such notice, if the indemnifying party shall acknowledge in writing to the indemnified party that the indemnifying party shall be obligated under the terms of its indemnity hereunder in connection with such lawsuit or action, then the indemnifying party shall be entitled, if it so elects at its own cost, risk and expense, (i) to take control of the defense and investigation of such lawsuit or action, (ii) to employ and engage attorneys of its own choice to

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

handle and defend the same unless the named parties to such action or proceeding include both the indemnifying party and the indemnified party and the indemnified party has been advised in writing by counsel that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party, in which event the indemnified party shall be entitled, at the indemnifying party's cost, risk and expense, to separate counsel of its own choosing, and (iii) to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the indemnified party, such consent not to be unreasonably withheld (unless such compromise or settlement (a) solely requires payment of monetary damages by the indemnifying party and (b) does not impose obligations or restrictions on or require the admission of liability by the indemnified party or its business, in which case approval of the indemnified party shall not be required); provided, however, if the resolution of any such Claim is reasonably expected to impose obligations or restrictions on the indemnified party or its business, then, notwithstanding the foregoing, the indemnified party shall be entitled to control such resolution, including, without limitation, to take control of the defense and investigation of such lawsuit or action, to employ and engage attorneys of its own choice to handle and defend the same, at the indemnifying party's cost, risk and expense, and to compromise or settle such Claim (which compromise or settlement shall be subject to the written consent of the indemnifying party, which consent shall not be unreasonably withheld).

                  If the indemnifying party fails to assume the defense of such claim within fifteen (15) calendar days after receipt of the Claim Notice, the indemnified party against which such claim has been asserted will (upon delivering notice to such effect to the indemnifying party) have the right to undertake, at the indemnifying party's cost and expense, the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party; provided, however, that such Claim shall not be compromised or settled without the written consent of the indemnifying party, which consent shall not be unreasonably withheld. In the event the indemnified party assumes the defense of the claim, the indemnified party will keep the indemnifying party reasonably informed of the progress of any such defense, compromise or settlement. The indemnifying party shall be liable for any settlement of any action effected pursuant to and in accordance with this Section 10.3 and for any final judgment (subject to any right of appeal), and the indemnifying party agrees to indemnify and hold harmless an indemnified party from and against any Damages by reason of such settlement or judgment. The right to indemnification, payment of Damages or other remedy based on any representations, warranties, covenants and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable or being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedies based on such representations, warranties, covenants and obligations.

                  (f) Limitations on Indemnity. Neither the Acquiror Parties, on the one hand, nor any of the Seller Parties, on the other hand, shall be liable to the other under Section 10.3(a)(i) or Section 10.3(b)(i), as applicable, for any Damages in excess of Three Million Dollars ($3,000,000) in the aggregate. Notwithstanding the foregoing, the limitations

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

contemplated by this Section 10.3(f) shall not apply to or limit any recovery for Damages arising from fraudulent misrepresentation or fraudulent conduct.

                  (g) No Acquiror Indemnitee shall be entitled to indemnification for and Damages pursuant to Section 10.3(a) unless the aggregate amount of all Damages for which all Acquiror Indemnitees are entitled to indemnification pursuant to Section 10.3(a) exceeds Twenty-Five Thousand Dollars ($25,000) (the "Indemnification Basket"), at which time the Acquiror Indemnitees shall be entitled to indemnification for all such Damages in excess of the Indemnification Basket sustained by such Acquiror Indemnitees. Notwithstanding the foregoing, the limitations contemplated by this Section 10.3(g) shall not apply to or limit any recovery for Damages arising from fraudulent misrepresentation or fraudulent conduct.

         10.4. Escrow. At the Closing, each of the Acquiror Parties and the Seller Parties shall enter into the Escrow Indemnification Agreement with the Escrow Agent. Pursuant to the Escrow Indemnification Agreement, Acquiror shall deposit the shares of Parent's Common Stock representing the Escrow Amount with the Escrow Agent. The Escrow Amount shall be subject to offset for Claims of the Acquiror Parties under this Article X, as well as for claims under the Payback Mechanism set forth in Section 6.10, as provided in the Escrow Indemnification Agreement. The Escrow Amount shall be payable to the Seller on the later of (a) eighteen (18) months from the Closing Date or (b) the final release of the Additional Holdback pursuant to Section 6.10.

         10.5. Bulk Sales. It may not be practicable to comply or attempt to comply with the procedures of the "Bulk Sales Act" or similar law of any or all of the states in which the Assets are situated or of any other state which may be asserted to be applicable to the transactions contemplated hereby. Accordingly, to induce Acquiror to waive any requirements for compliance with any or all of such laws, the Seller Parties hereby agree jointly and severally that the indemnity provisions of Section 10.3 hereof (except for the limitations set forth in Section 10.3(f)) shall apply to any Damages incurred by any Acquiror Indemnitees arising out of or resulting from the failure of the Seller Parties or the Acquiror Parties to comply with any such laws.

         10.6.    Taxes.

                  (a) All real property taxes, personal property taxes and similar ad valorem obligations levied with respect to the Assets for a taxable period which includes (but does not end on) the Closing Date shall be apportioned between Seller and Acquiror based on the number of days of such taxable period which fall on or before the Closing Date (a "Pre-Closing Tax Period") and the number of days of such taxable period after the Closing Date (a "Post-Closing Tax Period"). Seller Parties shall be liable for the proportionate amount of such taxes that is attributable to the Pre-Closing Tax Period, and Acquiror shall be liable for the proportionate amount of such taxes that is attributable to the Post-Closing Tax Period.

                  (b) With respect to Taxes to be prorated in accordance with this Section 10.6(b) only, Acquiror shall prepare and timely fill all Tax Returns required to be filed after the Closing with respect to the Assets. Acquiror's preparation of any such Tax Return shall be subject to Seller's approval, not to be unreasonably withheld. Acquiror shall make such Tax

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

Returns available for Seller's review no later than fifteen (15) days prior to the due date for filing such Tax Return. Within ten (10) days after receipt of such Tax Return, Seller Parties shall pay to Acquiror Seller's proportionate share of the amount shown as due on such Tax Return determined in accordance with this Section 10.6(b) of this Agreement.

                  (c) The Parties shall make appropriate adjustments for the tax benefits if any, accruing from the indemnifiable Damages in calculating the amount of Damages under this Agreement.

         10.7. Insurance. The parties shall make appropriate adjustments for insurance proceeds actually received in calculating Damages under this Agreement.

         10.8. Exclusive Remedy. The Parties agree that should the Closing occur, the indemnification provisions of this Article X shall be the exclusive remedy with respect to any Claims for breaches of representations and warranties under this Agreement, provided that this Section 10.8 shall not apply with respect to any Claims for breaches of representations and warranties under this Agreement arising from fraudulent misrepresentation or fraudulent conduct.

         10.9. Right of Offset. Anything in this Agreement to the contrary notwithstanding, Acquiror may withhold and set off against any amounts due to any Seller Party under Section 2.7 the amount of any Damages to which any Seller Indemnitee is entitled.

                                   ARTICLE XI.

                                   TERMINATION

         11.1.    Termination.

                  (a)      This Agreement may be terminated at any time prior to
Closing:

                           (i)      By mutual written consent of Acquiror and
Seller;

                           (ii)     By the Acquiror Parties or the Seller
Parties if the Closing shall not have occurred on or before February 29, 2004 (the "Termination Date"); provided, however, that this provision shall not be available to a Party that is in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement;

                           (iii)    By the Acquiror Parties if any of the
conditions set forth in Article IX shall, in the reasonable judgment of Acquiror, have become incapable of fulfillment prior to the Termination Date (and such condition is not waived in writing by Acquiror); provided that this provision shall not be available to the Acquiror Parties if any of the Acquiror Parties are in material breach of any of their representations, warranties, covenants or agreements contained in this Agreement; or

                           (iv)     By the Seller Parties if any of the
conditions set forth in Article VIII shall, in the reasonable judgment of Seller, have become incapable of fulfillment prior to the Termination Date (and such condition is not waived in writing by Seller); provided that this

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

provision shall not be available to the Seller Parties if any of the Seller Parties are in material breach of any of their representations, warranties, covenants or agreements contained in this Agreement.

         11.2. Procedure and Effect of Termination. In the event of termination of this Agreement:

                  (a) Each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, and all copies thereof, whether so obtained before or after the execution hereof, to the party furnishing the same; and

                  (b) No party hereto shall have any Liability to any other party to this Agreement, except as stated in subsections (a), and (b) of this
Section 11.2 and except that this Section 11.2(b) shall not relieve any party from liabilities arising from any breach of this Agreement occurring prior to the proper termination of this Agreement. The foregoing provisions shall not limit or restrict the availability of specific performance or other injunctive relief to the extent that specific performance or such other relief would otherwise be available to a party hereunder.

                                  ARTICLE XII.

                                  MISCELLANEOUS

         12.1. Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party without the prior written consent of the other parties; except that the Acquiror Parties may, without such consent, assign all such rights to any lender as collateral security and assign all such rights and obligations to any Affiliate or subsidiary of the Acquiror Parties or to a successor in interest to one of the Acquiror Parties, in each case which shall assume all rights and obligations of the Acquiror Parties under this Agreement, so long as the Acquiror Parties remain liable for their obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and no other person shall have any right, benefit or obligation under this Agreement as a third-party beneficiary or otherwise.

         12.2. Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

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

                  If to any of the Seller Parties, addressed to:

                         Johnson Grossfield, Inc.
                         275 Market Street
                         Minneapolis, Minnesota
                         Attention: Marc Grossfield, Co-Chairman
                         Facsimile: (612) 341-0965

                  With a copy to:

                         Gray, Plant, Mooty, Mooty & Bennett, P.A.
                         500 IDS Center
                         80 South Eighth Street
                         Minneapolis, Minnesota 55402
                         Attention: Jeffrey C. Anderson, Esq.
                         Facsimile: (612) 632-4002

                  If to an of the Acquiror Parties, addressed to:

                         Equity Marketing, Inc.
                         6330 San Vicente Blvd.
                         Los Angeles, California 90048
                         Attention:  Teresa L. Tormey, Esq.,
                                     SVP, General Counsel and Secretary
                         Facsimile: (323) 930-8346

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

         12.3. Choice of Law. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of Delaware, without reference to principles of conflicts of laws.

         12.4. Entire Agreement; Amendments and Waivers. This Agreement and the Ancillary Agreements, together with all exhibits and schedules hereto and thereto (including the Disclosure Schedule), constitute the entire agreement among the parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties other than the Confidentiality Agreement between the Acquiror and Seller dated February 21, 2003. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

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

         12.5. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         12.6. Expenses. Except as otherwise specified in this Agreement, each party hereto shall pay its own legal, accounting, out-of-pocket and other expenses incident to this Agreement and to any action taken by such party in preparation for carrying this Agreement into effect.

         12.7. Severability. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

         12.8. Headings. The titles, captions or headings of the Articles and Sections herein are for convenience of reference only and are not intended to be a part of or to affect or restrict the meaning or interpretation of this Agreement.

         12.9. Publicity. Except as required by applicable law, neither the Acquiror Parties nor the Seller Parties shall issue any press release or make any public statement regarding the transactions contemplated hereby, without prior written approval of the other. Notwithstanding the foregoing, Parent may, at its discretion, issue or make an appropriate press release or public announcement after the execution and delivery of this Agreement and the Closing.

         12.10. Cumulative Remedies. All rights and remedies of either party hereto are cumulative of each other, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies provided in this Agreement, and nothing herein shall be deemed to preclude the Acquiror Parties from bringing an action for specific performance or seeking injunctive relief.

         12.11. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, Claim, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Notwithstanding the foregoing, the Acquiror Indemnitees are intended third-party beneficiaries of Article X of this Agreement.

         12.12.   Arbitration; Process.

                  (a) In the event any controversy or claim arising out of or relating to this Agreement or the making, performance or interpretation thereof shall be settled by arbitration in the City of Los Angeles, California, in accordance with the with the Commercial Arbitration Rules of the American Arbitration Association then in effect, and judgment on the arbitration award may be entered in any Federal or State Court in Los Angeles, California having competent jurisdiction over the subject matter of the controversy. Notwithstanding anything in this Section 12.12 to the contrary, any of the parties hereto may apply to a court of competent jurisdiction for interim relief or a provisional remedy pending the decision of the arbitrator. If any party to this Agreement brings an action to enforce its rights under this Agreement, the prevailing party shall

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

be entitled to recover its costs and expenses, including, without limitation, reasonable attorneys' fees, incurred in connection with such action, including any appeal of such action.

                  (b) Process in any arbitration or proceeding referred to in this Section 12.12 may be served on any party anywhere in the world.

         12.13. WAIVER OF JURY TRIAL. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY ACTION WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

                            [Signature Page Follows]

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first set forth above.

                                             EQUITY MARKETING, INC.,
                                             A DELAWARE CORPORATION

                                             By:________________________________
                                                Name:
                                                Title:

                                             JOHNSON GROSSFIELD, INC.,
                                             A DELAWARE CORPORATION

                                             By:________________________________
                                                Name:
                                                Title:

                                             JOHNSON GROSSFIELD, INC.,
                                             A MINNESOTA CORPORATION

                                             By:________________________________
                                                Name:
                                                Title:

                                             ___________________________________
                                             MARC GROSSFIELD, an individual

                                             ___________________________________
                                             THOM JOHNSON, an individual

                                       S-1